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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3)
Commission File No. 333-125493

PROSPECTUS

Time Warner Telecom Holdings Inc.

Exchange Offer for $200,000,000

of

9 1/4% Senior Notes Due 2014

        Material terms of the exchange offer:

  •
  We are offering to exchange the old notes that we sold in a private offering on February 9, 2005 for new notes to be issued under the indenture for 9 1/4% Senior Notes due 2014 that we issued in 2004 and are currently outstanding.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on July 28, 2005, unless we extend it.

  •
  The new notes will be identical to the old notes in all material respects, except that they will not have transfer restrictions, registration rights, or certain rights to additional interest that the old notes had.

  •
  The exchange of old notes for new notes will not be taxable for U.S. Federal income tax purposes, but you should see the discussion under the caption "Certain U.S. Federal Income Tax Considerations" beginning on page 79 for more information.

  •
  We will exchange all old notes that are properly tendered. You should carefully review the procedures for tendering the old notes beginning on page 20 of this prospectus.

  •
  Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

  •
  We will not receive any cash proceeds from the exchange offer.

  •
  As of April 30, 2005, there was $11.7 million of secured indebtedness outstanding that was effectively senior to the new notes, and our senior credit facility would have allowed us to incur $150 million of additional indebtedness that would be effectively senior to the new notes.

  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        There is no established trading market for the new notes or the old notes. However, you may trade the old notes in the PORTAL market.

This prospectus is dated June 29, 2005

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for such old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" on page 84.

TABLE OF CONTENTS

Where You Can Find More Information
Summary
Risk Factors
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Selected Consolidated Financial Information
The Exchange Offer
Description of Notes
Description of Certain Indebtedness
Description of Capital Stock
Certain U.S. Federal Income Tax Considerations
Plan of Distribution
Legal Matters
Experts
Exchange Agent

WHERE YOU CAN FIND MORE INFORMATION

        Our parent company, Time Warner Telecom Inc., is subject to the informational requirements of the Securities Exchange Act of 1934, or Exchange Act, and in accordance with the requirements of the Exchange Act files reports and other information with the SEC. You may read and copy documents filed with the SEC by Time Warner Telecom Inc. at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain the documents that Time Warner Telecom Inc. files electronically from the SEC's web site at http://www.sec.gov. While any notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of notes the information regarding Time Warner Telecom Inc. required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which Time Warner Telecom Inc. is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to Time Warner Telecom, Inc., Attn: Corporate Secretary, One Park Ridge, 10475 Park Meadows Drive, Littleton, Colorado 80124.

        We "incorporate by reference" into this prospectus certain information filed by Time Warner Telecom Inc. with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that is subsequently filed with the SEC will automatically update and supercede information in this prospectus and in earlier filings with the SEC. We incorporate by reference the documents listed below, which have been filed with the SEC, and any future filings Time Warner Telecom Inc. may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the notes offered by this prospectus have been exchanged and all conditions to the consummation of those exchanges have been satisfied, provided, however, that we are not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K:

  •
  Time Warner Telecom Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 16, 2005;

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  Time Warner Telecom Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 10, 2005;

i

  •
  Time Warner Telecom Inc.'s Proxy Statement on Schedule 14A filed with the SEC on April 29, 2005;

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  Time Warner Telecom Inc.'s Current Reports on Form 8-K filed with the SEC on June 21, 2005, June 1, 2005, May 19, 2005, May 9, 2005, April 26, 2005, April 4, 2005, March 1, 2005, February 11, 2005, February 4, 2005, February 2, 2005, January 20, 2005 and January 5, 2005.

        This information is available without charge to security holders upon written or oral request to One Park Ridge, 10475 Park Meadows Drive, Littleton, Colorado 80124, telephone (303) 566-1000, Attn: Corporate Secretary. To obtain timely delivery of such information, you must request the information no later than July 21, 2005.

ii

SUMMARY

        This summary highlights selected information about us and does not contain all of the information that is important for you to consider in deciding whether to participate in the exchange offer. In addition to reading this summary, you should carefully review this entire prospectus, especially the "Risk Factors" section beginning on page 9.

        As used in this prospectus, unless the context otherwise requires or indicates, (i) the terms "Time Warner Telecom" and the "Parent Company" refer to Time Warner Telecom Inc., a Delaware corporation and a guarantor of the notes, (ii) the term the "Company" refers to Time Warner Telecom Holdings Inc., a Delaware corporation that is a wholly owned subsidiary of the Parent Company and the issuer of the notes, (iii) the terms "we," "our" and "us" refer to the Parent Company, the Company and their respective subsidiaries, (iv) the terms "notes" and "new notes" refers to the 9 1/4% Senior Notes due 2014 offered hereby, (v) the term "old notes" refers to the 9 1/4% Senior Notes due 2014 that were issued in February 2005 and have not been exchanged for new notes, (vi) the term "outstanding 2014 notes" refers to the 9 1/4% Senior Notes due 2014 that were originally issued in February 2004 and later exchanged for registered notes in August 2004, and (vii) the term "2014 notes" refers to the notes offered hereby and the outstanding 2014 notes.

        The data used in this prospectus are drawn from the financial statements of Time Warner Telecom Inc. and its subsidiaries on a consolidated basis. Time Warner Telecom Inc. is the direct parent company of Time Warner Telecom Holdings Inc. Time Warner Telecom Inc. has immaterial assets, revenues and expenses (other than through ownership of Time Warner Telecom Holdings Inc. and its other subsidiaries). Time Warner Telecom Inc. and its subsidiaries will guarantee all of Time Warner Telecom Holdings Inc.'s obligations under the new notes.

Our Company

        We are a leading provider of managed network solutions to a wide range of business customers throughout the United States. We deliver data, dedicated Internet access, and local and long distance voice services. Our customers are principally telecommunications-intensive businesses, long distance carriers, incumbent local exchange carriers, competitive local exchange carriers, wireless communications companies, Internet service providers, enterprise organizations in the health care, finance, higher education, manufacturing and hospitality industries and government entities.

        We operate in 44 U.S. metropolitan markets that have high concentrations of medium and large-sized businesses. As of March 31, 2005, our networks spanned 19,850 route miles and contained the equivalent of 928,692 fiber miles. We offer service in 22 states to approximately 20,000 buildings served entirely by our network facilities or through the use of another carrier's facilities to provide a portion of the link. We continue to expand our footprint within our existing markets by connecting our network into additional buildings. We also have selectively interconnected existing service areas within regional clusters with fiber optic facilities that we own or lease and provide on-net inter-city switched services that provide our customers a virtual presence in a remote city.

Our Strategy

        Our primary objective is to be the leading provider of high quality data and telecommunications services in each of our service areas, principally utilizing our fiber facilities and our national IP backbone network to offer high value voice, data, Internet, and dedicated services to become the carrier of choice for medium- and large-sized business enterprises, governmental agencies, and other carriers. By delivering to our customers a suite of integrated network solutions, we can meet the specific application needs of those customers, location by location, and create efficiencies for the customer and migrate the management of their disparate networks and services to Time Warner Telecom.

        The key elements of our business strategy include the following:

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  Leveraging our extensive local fiber and IP long haul networks to increase customer and building penetration in our existing markets and thereby grow revenue from our existing investment;

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  Increasing revenue growth from new and expanded service offerings, including high-speed, high-quality data networking services such as local area networks, or LAN, native LAN, which are networks that do not require protocol conversion, and IP based services, security, IP based voice applications, virtual private networks, managed services and developing future service applications to enhance our customers' voice and data networking ability. Revenue from data and Internet services for the three months ended March 31, 2005, grew 29% compared to the same period in 2004. We expect an increasing portion of our future revenue to be contributed by data and Internet services;

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  Continuing to diversify our customer base and increasing revenue from enterprise customers, including businesses and local and federal governments;

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  Selectively interconnecting our service areas within regional clusters with owned or leased fiber facilities in order to increase our revenue potential and to address our customers' regional long distance, voice, data, and video requirements; and

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  Continuing our disciplined approach to capital and operating expenditures in order to increase network reach to new customers, improve operational efficiencies and preserve our liquidity.

Our Competitive Strengths

        We believe the following competitive strengths will help us successfully execute our business strategy:

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  Our proven management team, which has extensive operational experience in the telecommunications industry;

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  Our open network architecture, which allows us to provide a high-quality and high capacity service utilizing "best of breed" technology;

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  Our extensive fiber networks, which allow us to realize higher gross margins than non-fiber based carriers;

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  Our broad and expanding product suite, including value-added data, Internet Protocol and managed services;

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  Our focus on medium- and large-sized businesses, which are more likely to require the combination of advanced high-capacity services, superior reliability and high levels of customer service that we are able to provide; and

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  Our strong liquidity position, which we believe will allow us to fund our business plan.

Contact Information

        Our principal executive offices are located at 10475 Park Meadows Drive, Littleton, Colorado 80124, and our telephone number is (303) 566-1000. Time Warner Telecom Holdings Inc. is a Delaware corporation. Our web site is located at www.twtelecom.com. Information contained on our web site is not a part of this prospectus.

Summary Description of the Exchange Offer

Issuer	Time Warner Telecom Holdings Inc.
Old Notes	9 1/4% Senior Notes due 2014, which we issued on February 9, 2005 in transactions exempt from registration under the Securities Act of 1933.
New Notes
9 1/4% Senior Notes due 2014, the issuance of which has been registered under the Securities Act. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and certain rights to additional interest under the old notes do not apply to the new notes.
Exchange Offer
We are offering to issue up to $200,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the corresponding old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 28, 2005, or a later date and time to which we extend it.
Withdrawal
You may withdraw your tender of the old notes pursuant to the exchange offer at any time prior to 5:00 p.m., New York City time, on July 28, 2005, or a later date and time to which we extend the offer. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as soon as practicable after the exchange offer expires or terminates.
Interest on the New Notes and the Old Notes
Interest on the new notes will accrue from the date of the original issuance of the old notes or from the date of the last periodic payment of interest on the old notes, whichever is later. No additional interest will be paid on old notes tendered and accepted for exchange.
Conditions of the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See "The Exchange Offer—Conditions of the Exchange Offer."

Procedures for Tendering Old Notes
To accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal, and send the letter of transmittal and the old notes and any other required documentation to the exchange agent at the following address:
Wells Fargo Bank, National Association Corporate Trust Services N9303-120 Attention: Jeff Rose Sixth Street and Marquette Avenue Minneapolis, MN 55479

If you hold the old notes through the Depository Trust Company, to accept the exchange offer you must use the DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, each holder will represent to us that, among other things,
	•	it is acquiring the new notes in the exchange offer in its ordinary course of business;
•
it has no arrangement or understanding with any person to participate in a distribution of the new notes, and if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the new notes;
•
it is not an "affiliate" of Time Warner Telecom Holdings Inc., as defined in Rule 405 of the Securities Act, or if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and
	•	if it is a broker-dealer, it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

We will accept for exchange any and all old notes that are properly tendered and not withdrawn in the exchange offer prior to 5:00 p.m., New York City time, on July 28, 2005. The exchange agent will deliver the new notes issued pursuant to the exchange offer promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes."
Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."
Effect of Not Tendering
Old notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions on transfer. Except as described in "Description of Notes—Registration Rights," we will have no further obligation to provide for the registration under the Securities Act of the old notes. Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.
Regulatory Approvals
We do not believe that the receipt of any federal or state approvals will be necessary in connection with the exchange offer, other than the effectiveness of the registration statement of which this prospectus constitutes a part.

Summary Description of the New Notes

Issuer	Time Warner Telecom Holdings Inc.
Parent Company	Time Warner Telecom Inc.
Maturity Date	The new notes will mature on February 15, 2014.

Previous Issuance of Notes
The new notes being offered in this prospectus are an additional issuance of the Company's 9 1/4% Senior Notes due 2014, of which $200 million aggregate principal amount was originally issued in August 2004 in exchange for $200 million aggregate principal amount of 9 1/4% Senior Notes due 2014 originally issued in February 2004. The new notes offered hereby will have the same terms, will be issued under the same indenture and will be treated as the same class as the outstanding 2014 notes.
Interest Rate	The new notes will bear interest at a rate per annum equal to 9 1/4%.
Interest Payment Dates	Interest on the new notes will be payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2005.
Optional Redemption	The Company may redeem all or a part of the new notes at any time on or after February 15, 2009 at the redemption prices specified in "Description of Notes—Optional Redemption."

Before February 15, 2007, the Company may redeem up to 35% of the aggregate principal amount of the 2014 notes at 109.250% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings by the Parent Company; provided that at least 65% of the $400 million aggregate principal amount of the 2014 notes remains outstanding after such redemption.
See "Description of Notes—Optional Redemption."
Change of Control
If a change of control triggering event occurs, each holder of new notes will have the right to require the Company to purchase all or a portion of the new notes at 101% of the principal amount of the new notes on the date of purchase, plus any accrued and unpaid interest to the date of repurchase. See "Description of Notes—Certain Covenants—Repurchase of Notes upon a Change of Control."
Ranking	The new notes and guarantees will rank:
•
effectively junior to all of the Company's and the guarantors' secured debt, including the Company's and the guarantors' obligations under the Company's revolving credit facility and second priority senior secured floating rate notes due 2011;

•
equal in right of payment with all of the Company's and the guarantors' existing and future unsecured and unsubordinated indebtedness, including the $200 million aggregate principal amount of outstanding 2014 notes;
•
except for the guarantee by the Parent Company, structurally senior to all existing and future indebtedness of the Parent Company, including its 9 3/4% senior unsecured notes due 2008 and its 10 1/8% senior unsecured notes due 2011; and
	•	senior in right of payment to all of the Company's and the guarantors' future subordinated indebtedness, if any.
Guarantees
The Company's obligations under the new notes will be guaranteed on a senior unsecured basis, by the Parent Company and certain of its domestic restricted subsidiaries. If the Company cannot make any payment on the new notes, the guarantors must make the payment instead.
Certain Covenants	The terms of the new notes will limit the Company's ability and the ability of the restricted subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends;
	•	make investments or certain other restricted payments;
	•	engage in sale-leaseback transactions;
	•	enter into transactions with stockholders or affiliates;
	•	guarantee debt;
	•	sell assets;
	•	create liens;
	•	issue or sell stock of our subsidiaries; and
	•	engage in a merger, sale or consolidation.
These covenants are subject to important exceptions and qualifications. See "Description of Notes—Certain Covenants."

Resale of the New Notes
We believe that the new notes may be offered for sale, resold or otherwise transferred by holders without compliance with the registration and prospectus delivery requirements of the Securities Act. Our belief is based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to persons unrelated to us, and is conditioned upon the new notes being acquired in the ordinary course of the holders' business and the holders having no arrangement with any person to engage in a distribution of new notes. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of new notes.

Each broker-dealer that receives new notes for its own account in this exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. Broker-dealers that acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the old notes.

Please note that the Commission has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the Commission would make a similar determination with respect to this exchange offer as it did in the no-action letters to the unrelated persons upon which we are relying.
Use of Proceeds	We will not receive any proceeds from this offering.
Risk Factors	See "Risk Factors" beginning on page 9 for a discussion of the factors you should carefully consider before deciding to participate in the exchange offer.

RISK FACTORS

        You should carefully consider all of the information in this prospectus, including the following risk factors, as well as the other information included or incorporated by reference in this prospectus before tendering your shares in the exchange offer. Certain information regarding risks relating to us are incorporated by reference from Time Warner Telecom Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.

Risks Relating to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Failure to Exchange "and "Certain U.S. Federal Income Tax Considerations."

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Failure to Exchange."

Some holders who exchange their old notes may be deemed to be underwriters.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to an Investment in the Notes

Our substantial existing debt and debt service requirements could impair our financial condition and our ability to fulfill our obligations under our debt, including the new notes.

        We have incurred substantial amounts of debt, and our level of debt may affect our operations and ability to make payments on the new notes. Subject to certain covenants in the indenture and the Company's revolving credit agreement, we may incur significant additional indebtedness in the future. As of March 31, 2005, our total debt and capital lease obligations were approximately $1.25 billion, and our stockholders' equity was approximately $333 million. Our interest expense exceeded our net cash provided by operating activities in 2004 by $35.9 million.

        Our substantial indebtedness could have several important effects on us. For example:

  •
  our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other corporate purposes may be limited;

  •
  all or a substantial portion of our cash provided by operating activities will be dedicated to the payment of principal and interest on our debt, and will not be available to fund working capital, capital expenditures, acquisitions and other business purposes;

  •
  we may be more vulnerable to economic downturns or other adverse developments than less leveraged competitors; and

  •
  our ability to withstand competitive pressure may decrease.

The Company's revolving credit facility and the indenture relating to the 2014 notes, the Company's second priority senior secured floating rate notes, and the Parent Company's 9 3/4% senior notes and 10 1/8% senior notes contain restrictive covenants that may limit our flexibility, and breach of those covenants may cause us to be in default under those agreements.

        The Company's revolving credit facility limits, and the indenture relating to the notes that the Company and the Parent Company have issued also limit, and in some circumstances prohibit, our ability to, among other things:

  •
  incur additional debt;

  •
  pay dividends;

  •
  make capital expenditures, investments or other restricted payments;

  •
  engage in sale-leaseback transactions;

  •
  engage in transactions with stockholders and affiliates;

  •
  guarantee debts;

  •
  create liens;

  •
  sell assets;

  •
  issue or sell capital stock of subsidiaries; and

  •
  engage in mergers and acquisitions.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. In addition, if the Company does not comply with these covenants and financial covenants in the revolving credit facility that require it to maintain certain minimum financial ratios, the indebtedness outstanding under the facility, and by reason of cross-acceleration or cross-default provisions, the notes and any other indebtedness the Parent Company and the Company may then have, could become immediately due and payable. If the Parent Company and the Company are unable to repay those amounts, the lenders under the revolving credit facility could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them to secure that indebtedness. If the lenders under the Company's revolving credit facility were to accelerate the repayment of outstanding borrowings, the Company might not have sufficient assets to repay our indebtedness, including the notes. In addition, the lenders under the Company's revolving credit facility could refuse to lend funds if we are not in compliance with our financial covenants. The Parent Company and the Company could fail to comply with the covenants in the future due to many factors, including losses of revenue due to customer disconnects or other factors or reduction in margins due to pricing pressures or rising costs.

The new notes will effectively rank junior in right of payment to the Company's secured debt.

        The new notes will be the Company's senior unsecured obligations and will rank equal in right of payment with all of its other unsecured and unsubordinated debt from time to time outstanding, including the outstanding 2014 notes. The new notes will effectively rank junior in right of payment to its secured debt to the extent of the value of the assets securing such debt, including the senior secured floating rate notes due 2011 and the revolving credit facility. As of March 31, 2005, the Company had approximately $1.25 billion of total long-term debt and capital lease obligations outstanding, approximately $252 million of which was secured. The Company's obligations under its revolving credit facility and its second priority senior secured floating rate notes due 2011 are secured by all of our assets, subject to specified exclusions and exceptions. If the Company is unable to pay amounts due on its secured debt, the lenders could proceed against the collateral securing the debt and the Company may not have enough assets left to pay its unsecured creditors, including the holders of the new notes.     The revolving credit facility limits the Company's ability to redeem or otherwise acquire the new notes offered hereby if the Company has drawn amounts under the credit facility.

Federal and state laws allow courts, under specific circumstances, to limit your rights as a noteholder.

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

  •
  avoid all or a portion of the Company's obligations to you;

  •
  subordinate the Company's obligations to you to its other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the new notes; and

  •
  take other action detrimental to you, including invalidating the new notes.

In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, a court typically would need to find that, at the time the new notes were issued, the Company:

  •
  issued the new notes with the intent of hindering, delaying or defrauding current or future creditors; or

  •
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the new notes; and

  (a)
  was insolvent or was rendered insolvent by reason of the issuance of the new notes;

  (b)
  was engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

  (c)
  intended to incur, or believed or should have believed it would incur, debts beyond its ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. We cannot be certain what standard a court would apply to determine whether the Company was "insolvent" as of the date the new notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that the Company was insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the new notes were issued, that the payments constituted fraudulent transfers on another ground. Different jurisdictions define "insolvency" differently. However, the Company generally would be considered insolvent at the time it incurred the indebtedness constituting the new notes if its liabilities exceeded its assets (at a fair valuation) or if the present saleable value of its assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured.

        The Company's obligations under the new notes will be guaranteed on a senior basis by the Parent Company and certain of its domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for the Company's benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the new notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the new notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and we cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

There is no established trading market for the new notes, and any market for the new notes may be illiquid.

        The new notes are not listed on any securities exchange and there is no established trading market for the new notes. We cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you receive when you sell will be favorable. Moreover, we do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system, and the initial purchasers of the old notes are not obligated to make a market in the new notes. This offer to exchange the new notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

If you do not exchange your old notes they may be difficult to resell.

        It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged may remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, absent registration under or exemption from the Securities Act, if you are or were an affiliate of ours, or acquired old notes from such an affiliate, your transfer of old notes will continue to be restricted by the resale limitations of Rule 144 and applicable state securities laws. If you are a non-affiliate, any transfer of your old notes must still comply with applicable state securities laws. We do not intend to register resales of the old notes under the Securities Act.

        Unless you are an affiliate of ours within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, as long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain statements concerning our future results and performance and other matters that are "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties, and other factors that may cause our results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the new notes or consummation of the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive corresponding old notes in like principal amount. The old notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

        The approximate net proceeds from our sale of the old notes, after deducting expenses of the offering, were approximately $196.8 million. We used the net proceeds to fund capital expenditures associated with our business and used additional cash on hand to redeem $200 million aggregate principal amount of the Parent Company's 9 3/4% senior notes due 2008 pursuant to the optional redemption feature of those notes, at a redemption price of 103.25% plus accrued interest. See "Description of Certain Indebtedness—9 3/4% Senior Notes."

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The financial information below for (i) each of the years in the five-year period ended December 31, 2004, and at December 31, 2004, 2003, 2002, 2001 and 2000, has been derived from Time Warner Telecom Inc.'s audited consolidated financial statements and (ii) the three months ended on March 31, 2005 and 2004, has been derived from Time Warner Telecom Inc.'s unaudited financial statements for such periods. Since the information presented below is only a summary and does not provide all of the information contained in Time Warner Telecom Inc.'s financial statements, you should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" incorporated by reference from Time Warner Telecom Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the period ended March 31, 2005.

	Years Ended December 31,					Three Months Ended March 31,
	2004(2)	2003(2)	2002	2001	2000	2005	2004
						(unaudited)	(unaudited)
	(in thousands, except per share and operating data amounts)
Statements of Operations Data:
Revenue(1):
Dedicated transport services	$332, 577	361,038	373,928	391,464	245,138	85,648	84,160
Switched services	157,905	152,789	146,304	152,022	107,290	40,450	38,113
Data and Internet services	124,805	104,576	90,293	63,439	32,089	36,696	28,424
Intercarrier compensation(3)	37,800	51,188	85,049	130,782	102,817	8,780	10,952

Total revenue	653,087	669,591	695,574	737,707	487,334	171,574	161,649

Costs and expenses(4):
Operating	261,285	264,322	279,351	315,682	184,995	66,807	64,317
Selling, general. and administrative	178,317	172,925	227,007	237,698	170,722	44,779	45,312
Depreciation, amortization, and accretion	230,688	223,904	237,310	207,571	95,295	58,006	56,813
Restructure charges(5)	—	—	—	6,838	—	—	—
Impairment of assets	—	—	212,667	—	—	—	—

Total costs and expenses	670,290	661,151	956,335	767,789	451,012	169,592	166,442

Operating income (loss)	(17,203)	8,440	(260,761)	(30,082)	36,322	1,982	(4,793)
Interest and other income (expenses), net	(115,198)	(93,790)	(104,674)	(99,341)	(30,409)	(37,076)	(33,813)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(132,401)	(85,350)	(365,435)	(129,423)	5,913	(35,094)	(38,606)
Income tax expense (benefit)	636	1,021	600	(48,256)	4,697	75	225

Net income loss before taxes and cumulative effect on change in accounting principle	(133,037)	(86,371)	(366,035)	(81,167)	1,216	(35,169)	(38,831)

Cumulative effect of change in accounting principle(6)	—	2,965	—	—	—

Net income (loss)	$(133,037)	(89,336)	(366,035)	(81,167)	1,216	(35,169)	(38,831)

Basic and diluted earnings (loss) per share	$(1.15)	(0.78)	(3.19)	(0.71)	0.01	(.30)	(.34)

Other Financial Data:
Net cash from (used in) operating activities	$86,541	123,621	61,566	197,925	165,784	(13,273)	(7,958)
Net cash (used in) from investing activities	(338,770)	(250,685)	(83,965)	(1,087,806)	(178,592)	140,802	(45,569)
Net cash from (used in) financing activities	29,249	(26,364)	163,259	1,004,742	(172,961)	(9,363)	31,084
Ratio of earnings to fixed charges (coverage deficiency)(7)	(135,111)	(86,605)	(368,118)	(136,565)	1.04x	(35,936)	(39,069)
Capital expenditures	$171,833	129,697	104,831	425,452	320,703	39,330	31,548
Balance Sheet Data (as of the end of each period presented)
Cash, cash equivalents, and cash held in escrow	$130,052	353,032	506,460	365,600	250,739	248,218	330,589
Investments	302,454	125,561	—	18,454	3,496	124,958	139,570
Property, plant, and equipment, net	1,303,092	1,363,247	1,455,891	1,811,096	912,172	1,284,408	1,337,625
Total assets	1,905,588	2,005,883	2,149,256	2,398,954	1,387,754	1,825,202	1,977,847
Long-term debt and capital lease obligations	1,249,197	1,203,383	1,206,030	1,063,368	585,107	1,249,967	1,248,713
Total stockholders' equity	$367,158	497,799	585,235	948,713	471,767	332,949	460,123

(1)
Includes revenue resulting from transactions with affiliates of $19.9 million, $33.4 million, $31.8 million, $25.5 million, and $11.2 million in 2004, 2003, 2002, 2001, and 2000, respectively, and $4.3 million and $5.6 million for the three months ended March 31, 2005 and 2004, respectively.

(2)
Includes a favorable settlement with MCI, Inc. of $2.3 million in revenue and $.4 million in expense reversals for the three months ended March 31, 2004 and for the year ended December 31, 2004, and $14.3 million in revenue and $15.1 million in expense reversals for the year ended December 31, 2003.

(3)
Includes favorable reciprocal compensation settlements that totaled $3.9 million, $19.1 million, and $37.0 million, and $27.3 million in 2003, 2002, 2001, and 2000, respectively.

(4)
Includes expenses resulting from transactions with affiliates of $6.9 million, $5.6 million, $3.7 million, $4.4 million, and $4.3 million in 2004, 2003, 2002, 2001, and 2000, respectively, and $2.3 million and $1.6 million for the three months ended March 31, 2005 and 2004, respectively.

(5)
Includes $2.4 million for a non-cash facilities impairment charge.

(6)
During 2003, we implemented Financial Accounting Standards Board Statement No. 143, Accounting for Asset Retirement Obligations.

(7)
For purposes of computing the ratio of earnings to fixed charges (coverage deficiency), earnings were calculated by adding (i) net income (loss) before income taxes and cumulative effect of change in accounting principle, and (ii) fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest and the portion of rents representative of an interest factor.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        On February 9, 2005, Time Warner Telecom Holdings Inc. issued and sold $200 million aggregate principal amount of 9 1/4% Senior Notes due 2014 in an offering that was exempt from registration under the Securities Act pursuant to § 4(2), Rule 144A and Regulation S thereunder. Accordingly, the old notes may not be transferred in the United States unless registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

        As a condition to the sale of the old notes, we entered into a registration rights agreement dated as of February 9, 2005 with the initial purchasers of the old notes. In the registration rights agreement, we agreed to file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the $200 million aggregate principal amount of 9 1/4% Senior Notes due 2014 offered by this prospectus.

        Pursuant to the exchange offer, holders of old notes may exchange their old notes for registered new notes. For each old note surrendered pursuant to the exchange offer, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or, if no interest has been paid on such old note, from the date the old note was issued.

        To participate in the exchange offer, each holder must represent that:

  •
  it is acquiring the new notes in the exchange offer in its ordinary course of business;

  •
  it has no arrangement or understanding with any person to participate in a distribution of the new notes, and if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the new notes;

  •
  it is not an "affiliate" of Time Warner Telecom Holdings Inc., as defined in Rule 405 of the Securities Act, or if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

  •
  if it is broker-dealer, it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The Commission has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to new notes, other than a resale of an unsold allotment from the original sale of the old notes, with this prospectus. Under the registration rights agreement, we are required to allow these broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. The registration rights agreement is an exhibit to the registration statement of which this prospectus is a part.

Outstanding 2014 Notes

        The new notes will be an additional issuance of the outstanding 2014 notes and will be governed by the same indenture as those notes. Time Warner Telecom Holdings Inc. initially issued $200 million aggregate principal amount of the 2014 notes in August 2004 in an exchange offer for $200 million aggregate principal amount of unregistered 9 1/4% Senior Notes due 2014 originally issued in

February 2004. The new notes will have the same terms and will be treated as the same class with the outstanding 2014 notes.

Resale of the New Notes

        Based on no-action letters issued by the staff of the Commission to persons who are not associated with us, we believe that the new notes issued in exchange for old notes pursuant to this exchange offer will in general be freely transferable after this exchange offer without further registration under the Securities Act and without the holder's delivery of a prospectus under the Securities Act. This presumes that the holder of the new notes makes the representations described above and, if the holder is a broker-dealer, it represents that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. However, the Commission has not considered this exchange offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to this exchange offer as it made in the no-action letters to the unrelated persons.

        Holders of old notes wishing to accept the exchange offer must complete and sign the letter of transmittal that will be mailed to each holder of the old notes. The letter of transmittal contains the required representations described above and an agreement to comply with the agreements and covenants set forth in the registration rights agreement.

        This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. A broker-dealer that signs a letter of transmittal and delivers a prospectus to purchasers in connection with resales may be deemed to be an "underwriter" within the meaning of the Securities Act; however, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The new notes will be delivered on the earliest practicable date following the exchange date.

        The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except the new notes:

  •
  will be registered under the Securities Act and hence the new notes will not bear legends restricting their transfer; and

  •
  holders of the new notes will not be entitled to most rights under the registration rights agreement.

  •
  holders of the new notes will not be entitled to additional interest in certain situations.

        The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes.

Consequently, the old and new notes will each be treated as a single series of debt securities under the particular indenture. For a description of the indenture, see the caption "Description of Notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

        As of the date of this prospectus, $200 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the old notes. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the applicable requirement of the Securities Act, the Exchange Act, and the rules and regulations of the Commission. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the new notes.

        We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the new notes from us and delivering the new notes to their holders. The exchange agent will make the exchange promptly on the date of acceptance for exchange of the old notes. This exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Conditions of the Exchange Offer."

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the caption "—Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

Period for Tendering Old Notes

        The exchange offer will expire at 5:00 p.m., New York City time, on July 28, 2005. The exchange offer can be extended by us in our sole discretion, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions of the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

  •
  the new notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

        We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  •
  the representations described under the captions "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering Old Notes" and "Plan of Distribution"; and

  •
  any other representations that may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

        These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

        We will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering Old Notes

        Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires: and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive old notes along with the letter of transmittal;

  •
  the exchange agent must receive, before expiration of the exchange offer, a properly transmitted agent's message or a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption "—Exchange Agent" before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption "—Exchange Agent."

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by this holder, this tendering holder should fill in the applicable box of the letter transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE HOLDER'S ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE EXPIRATION OF THE EXCHANGE OFFER. HOLDERS SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in the owner's name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

        A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Rule 17Ad-15 under the Exchange Act describes eligible guarantor institutions as banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes arc tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against the participant.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        Unless waived, any defects or irregularities in connection with tenders of old notes must cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  old notes or a timely book-entry confirmation that old notes have been transferred into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the old notes from the exchange offices listed under the caption "—Exchange Agent." By signing the letter of transmittal, each tendering holder of old notes will represent to us that, among other things:

  •
  any new notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new notes;

  •
  if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those new notes (see "Plan of Distribution"); and

  •
  the holder is not an "affiliate" as defined in Rule 405 of the Securities Act, of us or if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfers

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry transfer of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures under DTC's Automated Tender Offer Program before expiration of the exchange offer may tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

  •
  stating that the tender is being made by guaranteed delivery; and

  •
  guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption "—Exchange Agent"; or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

  •
  where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, those old notes will be credited to an account maintained with DTC for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the caption "—Procedures for Tendering Old Notes" above at any time on or before expiration of the exchange offer.

        A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption "—Exchange Agent."

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

    Wells Fargo Bank, National Association
    Corporate Trust Services N9303-120
    Attention: Jeff Rose
    Sixth Street and Marquette Avenue
    Minneapolis, MN 55479
    Facsimile: (612) 667-9825

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        We will pay the cash expenses we will incur in connection with the exchange offer. Also, in connection with the registration statement for the new notes, we will reimburse the holders for the reasonable fees and disbursements of not more than one counsel, who shall be chosen by the holders of a majority in principal amount of the old notes for whose benefit the registration statement has been prepared.

Accounting Treatment

        For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

        Holders who tender their old notes for exchange will not be required to pay any transfer taxes, except that holders who instruct the Company to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for paying any applicable transfer tax.

Regulatory Matters

        We are not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer.

Consequences of Failure to Exchange

        Participation in the exchange offer is voluntary. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take. See "Certain U.S. Federal Income Tax Considerations."

        The old notes that are not exchanged for the new notes in the exchange offer will remain restricted securities. Accordingly, those old notes may only be transferred:

  •
  to Time Warner Telecom Holdings Inc. or any of its affiliated companies,

  •
  to a person whom the seller reasonably believes is a qualified institutional buyer purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act,

  •
  in an offshore transaction meeting the requirements of Rule 903 or Rule 904 under the Securities Act,

  •
  in a transaction meeting the requirements of Rule 144 under the Securities Act,

  •
  in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel acceptable to Time Warner Telecom Holdings, Inc., or

  •
  pursuant to an effective registration statement,

and, in each case, in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction.

DESCRIPTION OF NOTES

        The old notes were issued under an indenture dated as of February 9, 2005, among the Company, the Parent Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee. The old notes generally have the same terms as the Company's outstanding 2014 notes, of which $200 million aggregate principal amount were originally issued in August 2004 in an exchange offer for $200 million aggregate principal amount of 9 1/4% Senior Notes due 2014 originally issued in February 2004, except that the old notes are subject to transfer restrictions until the Company consummates the exchange offer described in this prospectus or resale of the old notes is registered on a shelf registration statement. In connection with the exchange offer described below under "—Registration Rights," the Company intends to issue new notes under the indenture governing the outstanding 2014 notes, and such new notes will be treated as the same class as, and be identical in all respects to, the outstanding 2014 notes. A copy of the indenture is available upon request from the Company.

        The following summary of certain provisions of the indenture governing the new notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms in the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "—Certain Definitions."

        In this Description of Notes, unless the context otherwise requires or indicates, the term "Parent Company" refers to Time Warner Telecom Inc. excluding its subsidiaries, the term "Company" refers to Time Warner Telecom Holdings Inc. excluding its subsidiaries and the term "notes" refers to the new notes.

General—Principal, Maturity and Interest

        The Company will issue up to $200 million aggregate principal amount of notes in this offering. The notes will be senior unsecured obligations of the Company and will mature on February 15, 2014. The Company may, subject to the covenants described below under "—Certain Covenants" and applicable law, issue additional notes under the indenture.

        Interest on the notes will accrue at the rate of 9 1/4%. Interest on the notes will be payable semi-annually (to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date, or in the case of the initial interest payment date, to holders of record at the close of business on the date of issuance) on February 15 and August 15 of each year, commencing August 15, 2005. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York or Minneapolis, Minnesota (which initially will be the corporate trust officer of the trustee at Wells Fargo Bank, National Association, Corporate Trust Services, N9303-120, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479), provided, however, that, at the Company's option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register maintained for the notes.

        The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000. See "—Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a fee to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer or exchange.

Subsidiary Guarantees

        All obligations of the Company under the indenture (including, without limitation, the Company's obligations to make payments of principal, interest, premium, if any, and liquidated damages as defined under "—Registration Rights," if any) with respect to the notes will be guaranteed by each domestic subsidiary of the Company (other than certain immaterial subsidiaries) for the ratable benefit of each holder of any outstanding note from time to time. Under the indenture, any amount received by the trustee through the enforcement of any Subsidiary Guarantee will be applied to all outstanding obligations in respect of principal, interest, premium, if any, and liquidated damages, if any, then owing on the notes.

        The Subsidiary Guarantees with respect to the notes will be:

  •
  the joint and several, unsecured obligations of each Subsidiary Guarantor;

  •
  effectively junior to all existing and future secured debt of each Subsidiary Guarantor (including such Subsidiary Guarantor's guarantee of all Priority Lien Obligations and the Company's second priority senior secured floating rate notes due 2011), to the extent of the value of the assets securing these obligations;

  •
  senior in right of payment to all future subordinated Indebtedness of such Subsidiary Guarantor, if any; and

  •
  equal in right of payment with all existing and future unsubordinated indebtedness of such Subsidiary Guarantor.

        If

        (1)   the Company, the Parent Company and their Restricted Subsidiaries have sold their ownership interest in a Subsidiary Guarantor such that it ceases to be a Subsidiary of any such entity; or

        (2)   a Subsidiary Guarantor has sold all or substantially all its assets,

in each case, in a transaction that complies with the indenture, then such Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. In addition, if the Company designates a Subsidiary Guarantor as an Unrestricted Subsidiary, which the Company can do under certain circumstances, the designated Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. See "—Certain Covenants—Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" and "—Consolidation, Merger and Sale of Assets." If at any time following February 20, 2004, the Subsidiary Guarantors have paid, pursuant to enforcement by the trustee of any Subsidiary Guarantees, the aggregate principal amount of, and accrued and unpaid interest, premium (if any) and liquidated damages (if any) under, the notes then outstanding and any other amounts due under the indenture, then, at such time, all of the Subsidiary Guarantors will be discharged from their Subsidiary Guarantees with respect to the indenture.

        The indenture provides that the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors—Risks Relating to an Investment in the Notes—Federal and state laws allow courts, under specific circumstances, to limit your rights as a noteholder."

Parent Guarantee

        All obligations of the Company under the indenture (including, without limitation, the Company's obligations to make payments of principal, interest, premium, if any, and liquidated damages, if any) with respect to the notes will be guaranteed by the Parent Company (the "Parent Guarantee") for the ratable benefit of each holder of any outstanding note from time to time. Under the indenture, any amount received by the trustee through the enforcement of the Parent Guarantee will be applied to all outstanding obligations in respect of principal, interest, premium, if any, and liquidated damages, if any, then owing on the notes.

        The Parent Guarantee with respect to the notes will be:

  •
  the unsecured obligation of the Parent Company;

  •
  effectively junior to all existing and future secured debt of the Parent Company (including the Parent Company's guarantee of all Priority Lien Obligations and the Company's second priority senior secured floating rate notes due 2011) to the extent of the value of the assets securing these obligations;

  •
  senior in right of payment to all existing and future subordinated Indebtedness of the Parent Company, if any; and

  •
  equal in right of payment with all existing and future unsubordinated Indebtedness of the Parent Company.

        The indenture provides that the obligations of the Parent Company under the Parent Guarantee will be limited to the maximum amount as will result in the obligations of the Parent Company under the Parent Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors—Risks Relating to an Investment in the Notes—Federal and State laws allow courts, under specific circumstances, to limit your rights as a noteholder."

Optional Redemption

        On and after February 15, 2009 and prior to maturity, the Company may, at its option, in whole or in part, at any time or from time to time, redeem any of the notes upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the security register. The notes will be redeemable at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, and liquidated damages, if any, to the redemption date (subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing on February 15 of the following years:

Year	Redemption Price
2009	104.625%
2010	103.083%
2011	101.542%
2012 and thereafter	100.000%

        In addition, prior to February 15, 2007, the Company may, at its option, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the 2014 notes with the net proceeds from one or more equity offerings of the Parent Company at a redemption price of 109.250% of their principal amount, plus accrued and unpaid interest, if any, and liquidated damages, if any, to the date of redemption; provided, however,

  •
  that notes representing at least 65% of the principal amount of the 2014 notes remain outstanding immediately after each such redemption; and

  •
  that notice of each such redemption is mailed within 90 days after the closing of the related equity offering.

        Partial Redemptions of Notes.    In the case of any partial redemption of the notes, the trustee will select the notes for redemption:

  •
  in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

  •
  if the notes are not listed, by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate. However, no note of $1,000 or less, in original principal amount, will be redeemed in part.

If any note is to be redeemed in part, the notice of redemption relating to that note will state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder upon cancellation of the original note.

Sinking Fund

        There will be no sinking fund payments for the notes.

Registration Rights

        The offer will remain open for not less than 20 business days after the date notice of the registered exchange offer is mailed or otherwise provided to holders. For each old note surrendered to the Company under the registered exchange offer, the holder will receive a registered exchange note of equal principal amount. Interest on each registered exchange note will accrue from the last interest payment date on which interest was paid on the old notes surrendered or, if no interest has been paid on those old notes, from the date of issuance. In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect the registered exchange offer, or under certain other circumstances, the Company will, at its cost, use its best efforts to cause to become effective a shelf registration statement with respect to resales of the old notes by holders who satisfy certain conditions relating to the provision of information, and to keep the shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or exchanged for registered exchange notes. The Company will, in the event of a shelf registration, provide to each holder copies of the prospectus, notify each holder when the shelf registration statement for the old notes has become effective and take certain other actions as are required to permit resales of the old notes. A holder that sells its old notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with its sales and will be bound by the provisions of a registration rights agreement executed by the Company, the Parent Company and the Subsidiary Guarantors in favor of the holders relating to the old notes that are applicable to a holder (including certain indemnification obligations). If the registered exchange offer is not effected with respect to any old notes, such old notes would remain a series of old notes separate from, and therefore not fungible with, the outstanding 2014 notes, even if the old notes are sold pursuant to the shelf registration statement.

        In the event that the registered exchange offer referred to above is not consummated and a shelf registration statement is not declared effective with respect to the old notes on or prior to the date that is 180 days after the Closing Date, interest (in addition to interest otherwise due on the old notes) will accrue at the rate of 0.5% per annum, until an exchange offer is consummated or the shelf registration statement is declared effective. We refer to this additional interest herein as "liquidated damages."

        If the Company effects the registered exchange offer, it will be entitled to close the registered exchange offer 20 business days after its commencement; provided, however, that the Company has accepted all old notes validly surrendered in accordance with the terms of the registered exchange offer. Old notes not tendered in the registered exchange offer will be subject to all of the terms and conditions specified in the indenture and to the transfer restrictions described in "The Exchange Offer—Consequences of Failure to Exchange."

        Holders of old notes will be required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in the registered exchange offer referred to in this section. Furthermore, holders may be required to deliver information to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement.

        This summary of certain provisions of the registration rights agreement does not contain all of the information that might be important to you. The Company urges you to carefully review all the provisions of the registration rights agreement, the form of which is available from the Company upon request.

Ranking of Notes

        The notes will rank:

  •
  effectively junior to all of the Company's existing and future secured debt, including the Company's obligations under the Company's senior secured revolving credit facility and second priority senior secured floating rate notes due 2011, to the extent of the value of the assets securing such debt;

  •
  equal in right of payment with all of the Company's existing and future unsecured and unsubordinated Indebtedness;

  •
  structurally senior to all existing and future unsecured Indebtedness of the Parent Company, including its 9 3/4% senior unsecured notes due 2008 and its 10 1/8% senior unsecured notes due 2011; and

  •
  senior in right of payment to all of the Company's future subordinated Indebtedness, if any.

        As of March 31, 2005, the Company and its subsidiaries had approximately $1.25 billion of total long-term debt and capital lease obligations outstanding, approximately $252 million of which was secured. Additionally, the Company has $150 million of borrowings available under its senior secured revolving credit facility, subject to certain conditions. The senior secured revolving credit facility is included in Priority Lien Debt. The notes will be effectively subordinated to any Indebtedness under the senior secured revolving credit facility and the second priority senior secured floating rate notes due 2011 to the extent of such security interests.

Certain Covenants

  Limitation on Indebtedness

        The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (other than the old notes and any new notes exchanged therefor under the terms of the indenture, and any other Indebtedness existing on February 20, 2004); provided, however, that the Parent Company or the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (A) in the case of the Parent Company incurring Indebtedness, the Consolidated Leverage Ratio of the Parent Company would be greater than zero and less than 6.0:1, and (B) in the case of the Company incurring Indebtedness, the Consolidated Leverage Ratio of the Company would be greater than zero and less than 4.5:1.

        Notwithstanding the foregoing, the Parent Company, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

          (1)   Indebtedness incurred under Credit Agreements outstanding at any time in an aggregate principal amount not to exceed $300 million;

          (2)   Indebtedness owed:

            (A)  to the Parent Company or the Company evidenced by a promissory note; or

            (B)  to any Restricted Subsidiary; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Parent Company, the Company or another Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

          (3)   Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (1), (2), (4), (8), (9) or (12) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes shall only be permitted under this clause (3) if:

            (A)  in case the notes, the Parent Guarantee or any Subsidiary Guarantee are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes, the Parent Guarantee or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable;

            (B)  in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, the Parent Guarantee or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable, at least to the extent that the Indebtedness to be refinanced is subordinated to the notes, the Parent Guarantee or such Subsidiary Guarantee, as applicable; and

            (C)  such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or funded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may (i) the Parent Company's Indebtedness be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (3) or (ii) the Company's Indebtedness be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (3);

          (4)   Indebtedness:

            (A)  in respect of performance, surety or appeal bonds provided in the ordinary course of business;

            (B)  under Currency Agreements and Interest Rate Agreements; provided, however, that such agreements:

              (i)    are designed solely to protect the Company, the Parent Company or the Restricted Subsidiaries of either against fluctuations in foreign currency exchange rates or interest rates; and

              (ii)   do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

            (C)  arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of the Company's or the Parent Company's obligations or those of any of the Restricted Subsidiaries of either pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company, the Parent Company or any Restricted Subsidiary, as applicable, in connection with such disposition;

          (5)   the Indebtedness of the Company or the Parent Company and Guarantees thereof, to the extent the net proceeds thereof are promptly:

            (A)  used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control; or

            (B)  deposited to defease the notes as described below under "Defeasance";

          (6)   Guarantees of the notes (including the Parent Guarantee and the Subsidiary Guarantees) and Guarantees of Indebtedness of the Parent Company or the Company by the Parent Company, the Company or any Restricted Subsidiary; provided that the Guarantee by any Restricted Subsidiary of such Indebtedness (other than the notes) is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant;

          (7)   Indebtedness Incurred to finance or refinance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease Obligations and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired, plus goodwill associated therewith) by the Parent Company, the Company or a Restricted Subsidiary after February 20, 2004; provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $150 million;

          (8)   Indebtedness of the Parent Company or the Company not to exceed, at any one time outstanding:

            (A)  the Net Cash Proceeds received by the Parent Company or the Company after the Existing High Yield Closing Date from the issuance and sale of its Capital Stock (other than

    Disqualified Stock) to a Person that is not the Parent Company or a Subsidiary of the Parent Company, to the extent:

              (i)    such Net Cash Proceeds have not been used pursuant to clause (4) (C) (ii) of the first paragraph or clause (3), (4), (6) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

              (ii)   if such Net Cash Proceeds are used to consummate a transaction pursuant to which the Parent Company or the Company, as applicable, Incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred; and

            (B)  80% of the fair market value of property (other than cash and cash equivalents) received by the Parent Company or the Company, as applicable, after the Existing High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not the Parent Company or a Subsidiary of the Parent Company, to the extent:

              (i)    such sale of Capital Stock has not been used pursuant to clause (4) (C) (ii) of the first paragraph or clause (3), (4), (6) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; and

              (ii)   if such Capital Stock is used to consummate a transaction pursuant to which the Parent Company or the Company, as applicable, Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred; provided, however, that such Indebtedness does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes;

          (9)   Acquired Indebtedness;

          (10) Strategic Subordinated Indebtedness;

          (11) Indebtedness or related obligations of the Parent Company, the Company or any Subsidiary Guarantor under (A) Currency Agreements, Interest Rate Agreements or cash management or similar treasury or custodial arrangements with any Lender or any affiliate of such Lender or (B) Currency Agreements, Interest Rate Agreements (up to a maximum of $25 million at any one time outstanding measured by termination value) or cash management or similar treasury or custodial arrangements with any Person that is not a Lender or an affiliate of any Lender; and

          (12) the Parent Company's or the Company's subordinated Indebtedness (in addition to Indebtedness permitted under clauses (1) through (11) above) in an aggregate principal amount outstanding at any time not to exceed $200 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant.

        Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Parent Company, the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

        For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant:

          (1)   Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

          (2)   any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant shall not be treated as Indebtedness.

        For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Parent Company or the Company, as applicable, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

        For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto will be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, provided, however, that:

          (1)   the dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; and

          (2)   if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, converted into the currency in which the Indebtedness being refinanced is denominated at the currency exchange rate in effect on the date of such refinancing, does not exceed the principal amount of such Indebtedness being refinanced (plus premiums, accrued interest, fees and expenses).

        The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the foreign currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Neither the Company nor the Parent Company nor any Subsidiary Guarantor will incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any Indebtedness unless such Indebtedness is subordinated in right of payment to the notes, the Parent Guarantee or the relevant Subsidiary Guarantee, as applicable, to the same extent; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

        The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (A) dividends or distributions payable solely in shares of the Parent Company's or the Company's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of Capital Stock (other than Disqualified Stock); and (B) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company, the Parent Company or any Restricted Subsidiary;

          (2)   purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

            (A)  the Parent Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person; or

            (B)  a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Parent Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Parent Company's Capital Stock;

          (3)   make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of any Indebtedness that is subordinated in right of payment to the notes, the Parent Guarantee or any Subsidiary Guarantee; or

          (4)   make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively called "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

            (A)  a Default or Event of Default shall have occurred and be continuing;

            (B)  the Parent Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

            (C)  the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution) made after the Existing High Yield Closing Date shall exceed the sum of:

              (i)    the amount by which Consolidated EBITDA of the Parent Company exceeds 150% of Consolidated Interest Expense of the Parent Company, in each case, determined on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Existing High Yield Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the "SEC Reports and Reports to Holders" covenant; plus

              (ii)   the aggregate Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Parent Company or the Company after the Existing High Yield Closing Date from the issuance and sale permitted by the indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not the Parent Company's or the Company's Subsidiary, including an issuance or sale permitted by the indenture of Indebtedness of the Parent Company or the Company for cash subsequent to the Existing High Yield Closing Date upon the conversion of such Indebtedness into the Parent Company's or the Company's Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not the Parent Company's or the Company's Subsidiary of any options, warrants or other rights to acquire Capital Stock of the Parent Company or the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes), in each case, except to the extent such Net Cash Proceeds and non-cash proceeds are used to Incur Indebtedness pursuant to clause (8) of the second paragraph under the "Limitation on Indebtedness" covenant; plus

              (iii)  an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on

      Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Parent Company, the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Parent Company, the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

        The foregoing provision shall not be violated by reason of:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (2)   the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes, the Parent Guarantee or any Subsidiary Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clauses (3) or (12) of the second paragraph of the "Limitation on Indebtedness" covenant;

          (3)   the repurchase, redemption or other acquisition of the Parent Company's Capital Stock or that of an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Parent Company (or options, warrants or other rights to acquire such Capital Stock);

          (4)   the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of any Indebtedness which is subordinated in right of payment to the notes, the Parent Guarantee or any Subsidiary Guarantee in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock (other than Disqualified Stock) of the Parent Company or the Company, as applicable, (or options, warrants or other rights to acquire such Capital Stock);

          (5)   payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the Parent Company's or the Company's property and assets;

          (6)   Investments in any Person the primary business of which is related, ancillary or complementary to the Parent Company's and the Company's business and that of the Restricted Subsidiaries on the date of such Investments; provided, however, that the aggregate amount of Investments made pursuant to this clause (6) does not exceed the sum of:

            (A)  $20 million, plus

            (B)  the amount of Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Parent Company or the Company after the Existing High Yield Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Parent Company, except to the extent such Net Cash Proceeds or non-cash proceeds are used to Incur Indebtedness pursuant to clause (8) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (4) (C) (ii) of the first paragraph, or clauses (3), (4) or (7) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus

            (C)  the net reduction in Investments made pursuant to this clause (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds or non-cash proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided, however, that the net reduction in any Investment shall not exceed the amount of such Investment;

          (7)   Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Parent Company or the Company (except to the extent such acquired property has been used to make Restricted Payments pursuant to clause (4) (C) (ii) of the first paragraph of this "Limitation on Restricted Payments" covenant);

          (8)   other Restricted Payments in an aggregate amount not to exceed $25 million; and

          (9)   the repurchase, redemption or other acquisition of the Parent Company's or the Company's Capital Stock (or options, warrants, or other rights to acquire such Capital Stock) from Persons who are or were formerly the Parent Company's or the Company's directors, officers or employees or those of its Restricted Subsidiaries, provided, however, that the aggregate amount of all such repurchases made in any calendar year pursuant to this clause (9) shall not exceed $2.0 million;

provided further, however, that except in the case of clauses (1) and (3) of this paragraph no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

        Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment referred to in clause (6) or (7) thereof), and the Net Cash Proceeds and the fair market value of non-cash proceeds from any issuance of Capital Stock referred to in clauses (3), (4), (6) and (7), shall be included in calculating whether the conditions of clause (4) (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of the Parent Company's or the Company's Capital Stock are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is pari passu with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (4) (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

          (2)   pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (3)   make loans or advances to the Company or any Restricted Subsidiary; or

          (4)   transfer any of its property or assets to the Company or any other Restricted Subsidiary.

        The foregoing provisions shall not restrict any encumbrances or restrictions:

          (1)   existing on February 20, 2004 or any other agreements in effect on February 20, 2004, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (2)   existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary;

          (3)   existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, renewals or replacements of such encumbrances or restrictions; provided, however, that the encumbrances and restrictions in any such extensions, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, renewed or replaced;

          (4)   in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

            (A)  that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

            (B)  existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on any of the Company's property or assets or those of a Restricted Subsidiary not otherwise prohibited by the indenture; or

            (C)  arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, reduce the value of the Company's property or assets or those of a Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

          (5)   with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

          (6)   contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

            (A)  the encumbrance or restriction either:

              (i)    applies only in the event of a payment default or non-compliance with respect to a financial covenant contained in such Indebtedness or agreement; or

              (ii)   is contained in a Credit Agreement;

            (B)  the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the Company); and

            (C)  the Company determines on the date of the Incurrence of such Indebtedness that any such encumbrance or restriction would not be expected to materially impair the Company's ability to make principal or interest payments on the notes.

        Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from:

          (1)   creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant; or

          (2)   restricting the sale or other disposition of the Company's property or assets of those of any of its Restricted Subsidiaries that secure the Company's Indebtedness or that of any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

        The Parent Company and the Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (1)   to the Parent Company, the Company or a Wholly Owned Restricted Subsidiary;

          (2)   issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

          (3)   if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (4)   issuances or sales of Common Stock of a Restricted Subsidiary, provided, however, that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in compliance with the "Limitation on Asset Sales" covenant described below.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

        The Parent Company and the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of the Parent Company's Indebtedness which is pari passu with or subordinate in right of payment to the Parent Guarantee or to Guarantee any of the Company's Indebtedness which is pari passu with or subordinate in right of payment to the notes (any such Indebtedness being the "Guaranteed Indebtedness"), unless:

          (1)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Subsidiary Guarantee of payment of the notes by such Restricted Subsidiary;

          (2)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent Company or the Company, as applicable, or any Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; and

          (3)   if the Guaranteed Indebtedness is Indebtedness of the Parent Company, the Company would have been permitted to Incur such Guaranteed Indebtedness pursuant to clause (B) of the first paragraph of the "Limitation on Indebtedness" covenant.

        If the Guaranteed Indebtedness is:

          (A)  pari passu with the notes or the Parent Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee; or

          (B)  subordinated to the notes or the Parent Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

        Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (1)   any sale, exchange or transfer, to any Person not an Affiliate of the Parent Company or the Company, of all of the Parent Company's, the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

          (2)   the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

        The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with a Related Person or with any of the Parent Company's or the Company's Affiliates or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Parent Company, the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a Related Person or an Affiliate.

        The foregoing limitation does not limit and shall not apply to:

          (1)   transactions:

            (A)  approved by a majority of the disinterested members of the Board of Directors; or

            (B)  for which the Parent Company, the Company or a Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Parent Company, the Company or such Restricted Subsidiary from a financial point of view;

          (2)   any transaction solely between the Parent Company or the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

          (3)   the payment of reasonable and customary regular fees to the Parent Company's or the Company's directors who are not its employees;

          (4)   any transaction with respect to the lease or sharing or other use of cable or fiber lines, equipment, transmission capacity, right-of-way or other access rights, between the Parent Company, the Company or any Restricted Subsidiary and any other Person; provided, however, that such transaction is on terms that:

            (A)  are consistent with the past practices of the Parent Company, the Company or such Restricted Subsidiary; and

            (B)  are no less favorable, taken as a whole, to the Parent Company, the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Parent Company, the Company or such Restricted Subsidiary with an unrelated Person (or, in the event that there are no comparable transactions involving unrelated Persons to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Parent Company or the Company, as applicable, has determined to be fair to the Parent Company or the Company or the relevant Restricted Subsidiary); or

          (5)   any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

        Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (5) of the foregoing paragraph, the aggregate amount of which exceeds $20 million in value, must be determined to be fair in the manner provided for in clause (1) (A) or (B) above.

  Limitation on Liens

        The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary except Permitted Liens.

  Limitation on Sale-Leaseback Transactions

        The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Parent Company, the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Parent Company, the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        The foregoing restriction does not apply to any sale-leaseback transaction if:

          (1)   the lease is for a period, including renewal rights, of not in excess of three years;

          (2)   the lease secures or relates to industrial revenue or pollution control bonds;

          (3)   the transaction is solely between the Parent Company or the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

          (4)   the Parent Company, the Company or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in compliance with the "Limitation on Asset Sales" covenant.

  Limitation on Asset Sales

        The Parent Company and the Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

          (1)   the consideration received by the Parent Company, the Company or the Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

          (2)   at least 75% of the consideration received consists of cash, Temporary Cash Investments or the assumption of Indebtedness of the Parent Company (other than Indebtedness that is subordinated to the Parent Guarantee), the Company (other than Indebtedness that is subordinated to the notes) or a Restricted Subsidiary (other than Indebtedness that is subordinated to the relevant Subsidiary Guarantee) and unconditional release of the Parent Company, the Company or the Restricted Subsidiary from all liability on the Indebtedness assumed; provided, however, that this clause shall not apply to long-term assignments of capacity in a telecommunications network.

        In the event and to the extent that the Net Cash Proceeds received by the Parent Company, the Company or any Restricted Subsidiary from one or more Asset Sales occurring on or after February 20, 2004 in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Parent Company and its Subsidiaries has been filed with the SEC pursuant to the provisions under "—SEC Reports and Reports to Holders"), then the Parent Company and the Company shall or shall cause the relevant Restricted Subsidiary to:

          (1)   within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:

            (A)  apply an amount equal to such excess Net Cash Proceeds less any amounts invested within 6 months prior to such Asset Sale in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Parent Company, the Company and its Restricted Subsidiaries on the date of such Asset Sale (the "Adjusted Net Cash Proceeds") to permanently repay the Parent Company's or the Company's unsubordinated Indebtedness or that of any Restricted Subsidiary providing a Subsidiary Guarantee, in each case owing to a Person other than the Parent Company, the Company or any Restricted Subsidiaries; or

            (B)  invest an equal amount, or the amount of Adjusted Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Parent Company, the Company and the Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution); and

          (2)   apply (no later than the end of the 12-month period referred to clause (1)) such excess Adjusted Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

        If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $20 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of notes and, to the extent permitted or required by the terms thereof, any other of the Company's or the Parent Company's Indebtedness that is pari passu with the notes or the Parent Guarantee, equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes and such other Indebtedness, if applicable, on the relevant Payment

Date, plus, in each case, accrued interest (if any) to the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in response to such Offer to Purchase exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of the Offer to Purchase, the amount of Excess Proceeds will be reset to zero.

  Future Subsidiary Guarantors

        The indenture requires that the Company and the Parent Company cause each Person that becomes a Domestic Restricted Subsidiary of the Company or the Parent Company following the Closing Date (and is eligible to be a Subsidiary Guarantor) and any other entity that Guarantees any Indebtedness of the Company or the Parent Company or any Domestic Restricted Subsidiaries of the Company or the Parent Company to execute and deliver to the trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary or other entity shall guarantee the payment and performance of the notes at the time such Person becomes a Domestic Restricted Subsidiary or Guarantees any such Indebtedness, as applicable.

  Repurchase of Notes upon a Change of Control

        The Company must commence, within 30 days of the occurrence of a Change of Control Triggering Event, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date.

        The Company cannot assure you that it will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the notes) required by the foregoing covenant (as well as may be contained in the Company's other securities which might be outstanding at the time).

        The above covenant requiring the Company to repurchase the notes will, unless consents are obtained, require the Company to repay all Indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

        In addition, the Parent Company is required to commence an offer to purchase its outstanding 9 3/4% senior notes due July 15, 2008 and its outstanding 10 1/8% senior notes due February 1, 2011 upon the occurrence of a change of control affecting the Parent Company. The indenture governing the 9 3/4% notes and the 10 1/8% notes contain definitions of "Change of Control" that differ from Change of Control with respect to the Parent Company under the indenture (i.e. clauses (1) and (2) of the definition of Change of Control under the indenture), in that the ownership threshold in clause (1) is 35% under the indenture governing the 9 3/4% notes and the 10 1/8% notes rather than 50% under the Change of Control definition under the indenture. Furthermore, a Change of Control under the indenture (but not a change of control under the indentures governing the 9 3/4% notes and the 10 1/8% notes) must be accompanied by a Ratings Decline in order to trigger the offer to purchase requirement under the indenture. This means that a change of control under the indentures governing the 9 3/4% notes and the 10 1/8% notes could occur without a Change of Control Triggering Event occurring under the indenture—thereby obligating the Parent Company to make an offer to purchase the outstanding 9 3/4% notes and the 10 1/8% notes under the indentures governing those notes without triggering the same obligation for the Company with respect to the notes under the indenture. Alternatively, if a Change of Control Triggering Event with respect to the Parent Company occurs under the indenture, a change of control under the indentures governing the 9 3/4% notes and the 10 1/8% notes, and also under the indenture governing the second priority senior secured floating rate notes due 2011, which has the same definition of Change of Control as the indenture, will necessarily occur at the same time, and this will trigger simultaneously the offer to purchase requirements under all four indentures.

SEC Reports and Reports to Holders

        Whether or not the Parent Company is then required to file reports with the SEC, the Parent Company will file with the SEC all reports and other information that it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it were subject thereto. The Parent Company will supply the trustee and each holder or will supply to the trustee for forwarding to each holder, without cost to any holder, copies of the reports and other information.

Events of Default

        The following events are defined as "Events of Default" in the indenture with respect to the notes:

          (1)   default in the payment of principal of (or premium, if any, on) the notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (2)   default in the payment of interest on the notes when the same becomes due and payable, and such default continues for a period of 30 days;

          (3)   default in the performance or breach of the provisions of such indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Parent Company, the Company or the Restricted Subsidiaries or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

          (4)   the Company or the Parent Company defaults in the performance of or breaches any other covenant or agreement of the Company or the Parent Company, as applicable, in such indenture or under the notes (other than a default specified in clause (1), (2) or (3) above), and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the 2014 notes;

          (5)   there occurs with respect to any issue or issues of Indebtedness of the Parent Company, the Company or any Significant Subsidiary having an outstanding principal amount of $20 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (6)   any final judgment or order (not covered by insurance) for the payment of money in excess of $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Parent Company, the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (7)   a court having jurisdiction in the premises enters a decree or order for

            (A)  relief in respect of the Parent Company, the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

            (B)  appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Company, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent Company, the Company or any Significant Subsidiary; or

            (C)  the winding up or liquidation of the affairs of the Parent Company, the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

          (8)   the Parent Company, the Company or any Significant Subsidiary

            (A)  commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

            (B)  consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Company, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Parent Company, the Company or any Significant Subsidiary; or

            (C)  effects any general assignment for the benefit of creditors; or

          (9)   (A) Subsidiary Guarantees provided by Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary cease to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantees or the terms of the indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; or (B) the Parent Guarantee ceases to be in full force and effect or the Parent Company denies or disaffirms its obligations under the Parent Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to the Parent Company, the Company or a Subsidiary Guarantor) occurs and is continuing under the indenture, the trustee or holders of at least 25% in aggregate principal amount of the 2014 notes then outstanding by written notice to the Company (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal amount of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable.

        In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Parent Company, the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

        If an Event of Default specified in clause (7) or (8) above occurs with respect to the Parent Company, the Company or any Subsidiary Guarantor the principal amount of, premium, if any, and accrued interest on the notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        The holders of at least a majority in principal amount of the outstanding notes, by written notice to the Company and to the trustee, may waive all past Defaults with respect to the notes and rescind and annul a declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "—Modification and Waiver."

        The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee pursuant to the relevant indenture. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such notes.

        A holder may not pursue any remedy with respect to the indenture or the notes unless:

          (1)   the holder gives the trustee written notice of a continuing Event of Default;

          (2)   the holders of at least 25% in aggregate principal amount of 2014 notes make a written request to the trustee to pursue the remedy;

          (3)   such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

          (4)   the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5)   during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any holder of a note to receive payment of the principal amount of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

        The indenture will require certain of the Parent Company's officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of each of the Parent Company, the Company and the Restricted Subsidiaries and their performance under the indenture and that the Parent Company, the Company and the Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Consolidation, Merger and Sale of Assets

        Neither the Company nor the Parent Company will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company or the Parent Company, as applicable, unless:

          (1)   the Company or the Parent Company, as applicable, shall be the continuing Person, or the Person (if other than the Company or the Parent Company, as applicable) formed by such consolidation or into which the Company or the Parent Company, as applicable, is merged or that acquired or leased its property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by supplemental indenture, executed and delivered to the trustee, all of its obligations on all of the notes or the Parent Guarantee, as applicable, and under the indenture;

          (2)   immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis the Company or the Parent Company, as applicable, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided, however, that this clause (3) shall not apply to:

            (A)  a consolidation, merger or sale of all (but not less than all) of the Company's assets or the Parent Company's assets, as applicable, if all of the Liens and Indebtedness of the Company or the Parent Company, as applicable, or of any Person becoming the successor obligor on the notes, as the case may be, and their Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than the Liens and Indebtedness of the Company or the Parent Company, as applicable, and their Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the indenture or

            (B)  a consolidation, merger or sale of all or substantially all of the Company's assets or the Parent Company's assets, as applicable, if immediately after giving effect to such transaction on a pro forma basis, the Company or the Parent Company, as applicable, or any Person becoming the successor obligor of the notes shall have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of the Company or the Parent Company, as applicable, immediately prior to such transaction; and

          (4)   the Company or the Parent Company, as applicable, delivers to the trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided that paragraph (3) above does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change the state of incorporation of the Company or the Parent Company, as applicable; and provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. In addition, paragraph (3) will not apply to any consolidation, merger, sale, conveyance, transfer, lease or other disposition of assets between or among the Parent Company, the Company and any Restricted Subsidiaries.

        The Person formed by such consolidation or merger will succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture (or of the Parent Company under the Parent Guarantee), but the predecessor company in the case of

          (1)   a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company, the Parent Company or such Subsidiary Guarantor as an entirety or virtually as an entirety) or

          (2)   a lease,

shall not be released from any of the obligations or covenants under the indenture, including with respect to the payment of the notes.

Defeasance

  Defeasance and Discharge

        The indenture provides that the Obligors will be deemed to have paid and will be discharged from any and all obligations in respect of the outstanding notes on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (1)   the Company has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the applicable indenture and such notes;

          (2)   the Company has delivered to the trustee

            (A)  either (i) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (ii) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel, and

            (B)  an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

          (3)   immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company, the Parent Company or any of their Subsidiaries is a party or by which the Company, the Parent Company or any of their Subsidiaries is bound; and

          (4)   if at such time the notes are listed on a national securities exchange, the Company has delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

  Defeasance of Certain Covenants and Certain Events of Default

        The indenture further provides that the provisions of the indenture will no longer be in effect with respect to clause (3) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," and clause (3) under "Events of Default" with respect to such clause (3)

under "Consolidation, Merger and Sale of Assets," clause (4) under "Events of Default" with respect to such other covenants and clauses (5) and (6) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of such indenture and such notes, the satisfaction of the provisions described in clauses (2) (B), (3) and (4) under the caption "—Defeasance—Defeasance and Discharge" and the delivery by the Company to the trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Defeasance and Certain Other Events of Default

        In the event the Company exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and such notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on such notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

          (1)   either:

            (a)   all notes that have been authenticated and delivered (other than destroyed, lost or stolen notes that have been replaced, notes that are paid and notes for whose payment money or securities have theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation and the Company or any other Obligor has paid all sums payable under such indenture, or

            (b)   all notes mature within one year or are to be called for redemption within one year and the Company or any other Obligor has irrevocably deposited with the trustee, as trust funds in trust solely for the benefit of the holders, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of interest, to pay principal, premium, if any, and accrued interest on the notes to the date of maturity or redemption and all other sums payable under such indenture;

          (2)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under such indenture or any other instrument to which the Company or any other Obligor is a party or by which the Company or any other Obligor is bound; and

          (3)   the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as applicable.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

  With the Consent of Holders

        Modifications and amendments of the indenture may be made by the Company, the Parent Company, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding; provided, however, that no such modification or amendment may, without the consent of each affected holder of notes:

          (1)   change the Stated Maturity of the principal of, or any installment of interest on, any note;

          (2)   reduce the principal amount of, or interest, premium, if any, or liquidated damages, if any, on, any note;

          (3)   change the place or currency of payment of principal of, or interest, premium, if any, or liquidated damages, if any, on, any note;

          (4)   impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note or the Parent Guarantee or any Subsidiary Guarantee;

          (5)   reduce the above-stated percentage of outstanding notes, the consent of whose holders is necessary to modify or amend the applicable indenture;

          (6)   waive a default in the payment of principal of, or interest, premium, if any, or liquidated damages, if any, on, the notes or modify any provisions of the applicable indenture relating to modification or amendment thereof;

          (7)   release the Parent Guarantee or any Subsidiary Guarantee other than pursuant to the terms of the applicable indenture; or

          (8)   reduce the percentage or aggregate principal amount of outstanding notes, the consent of whose holders is necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults.

  Without Consent of the Holders

        The Company, the Parent Company and the Subsidiary Guarantors, when authorized by a resolution of their Boards of Directors (as evidenced by board resolutions), and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder:

          (1)   to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors of the Parent Company as evidenced by a board resolution, adversely affect the interests of the holders in any material respect;

          (2)   to comply with the provisions concerning consolidation, merger and sale of assets;

          (3)   to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

          (4)   to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

          (5)   to provide for uncertificated notes in addition to or in place of certificated 2014 notes.

          (6)   to add one or more additional Guarantees on the terms required by the indenture; and

          (7)   to make any change that, in the good faith opinion of the Board of Directors of the Parent Company as evidenced by a board resolution, does not materially and adversely affect the rights of any holder.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

        The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, the Parent Company or any Subsidiary Guarantor in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling Person of either the Parent Company, the Company or the Subsidiary Guarantors or of any of their respective successors. Each holder, by accepting the notes, waives and releases all such liability.

Trustee

        The indenture provides that, except during the continuance of a Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The indenture and the provisions of the Trust Indenture Act of 1939, incorporated by reference into the indenture, contains limitations on the rights of the trustee, should it become a creditor of an Obligor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

        The notes will be issued in the form of one of more global notes. The global notes will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Book-Entry Notes for Certificated Notes."

Depositary Procedures

        DTC has advised the Parent Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

        DTC has also advised the Parent Company that, pursuant to procedures established by it,

    (1)
    upon deposit of the global notes, DTC will credit the accounts of participants designated by the beneficiaries with portions of the principal amount of the global notes, and

    (2)
    ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

        Investors in a global note may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see "—Exchange of Book-Entry Notes for Certificated Notes."

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indentures for any purpose.

        Payments in respect of the principal of, and interest, premium, if any, and liquidated damages, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and Wells Fargo Bank, National Association, as trustee, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the note purchasers, the trustee nor any agent of the Company, the note purchasers or the trustee has or will have any responsibility or liability for (1) any aspect or accuracy of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership or (2) any other matter relating to the actions and practices of DTC or any of the participants or the indirect participants.

        DTC has advised the Parent Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or the Company. None of the Company nor the trustee will be liable for any delay by DTC or any of the participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the global notes for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. DTC has advised the Parent Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants in whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such participant or participants has or have given such direction.

        The information in this section concerning DTC and their book-entry systems has been obtained from sources that the Parent Company and the Company believe to be reliable, but neither the Parent Company nor the Company takes any responsibility for the accuracy thereof.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests among accountholders in DTC and accountholders of Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Parent Company, the Company, the initial purchasers or the trustee nor any agent of the Parent Company, the Company, the initial purchasers or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

        Notes transferred to institutional accredited investors who are not qualified institutional buyers will be issued in registered certificated form. In addition, a global note is exchangeable for definitive notes in registered certificated form if

    (1)
    DTC (A) notifies the Company that it is unwilling or unable to continue as depository for the global note and the Company thereupon fails to appoint a successor depository or (B) has ceased to be a clearing agency registered under the Exchange Act,

    (2)
    the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in certificated form, or

    (3)
    there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

In all the above cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear, in the case of a restricted global note, a restrictive legend unless the Company determines otherwise in compliance with applicable law.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the definition of any other capitalized term used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided, however, that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

        "Adjusted Consolidated Net Income" means, for any period, aggregate net income (or loss) of any Person and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (1)   the net income (or loss) of any other Person that is not a Restricted Subsidiary, except (A) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such other Person during such period and (B) with respect to net losses, to the extent of the amount of Investments made by such Person or any of its Restricted Subsidiaries in such other Person during such period;

          (2)   solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the "Limitation on Restricted Payments" covenant (and in such case, except to the extent includible pursuant to clause (1) above), the net income (or loss) of any other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such other Person are acquired by such Person or any of its Restricted Subsidiaries;

          (3)   the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (4)   any gains or losses (on an after-tax basis) attributable to Asset Sales;

          (5)   solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause 4(C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends (other than dividends to the extent paid or payable in shares of Capital Stock (other than Disqualified Stock) of such Person) on Preferred Stock of such Person or any Restricted Subsidiary owned by Persons other than such Person and any of its Restricted Subsidiaries;

          (6)   all extraordinary gains and extraordinary losses; and

          (7)   any compensation expense paid or payable solely with Capital Stock (other than Disqualified Stock) of such Person or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock).

        "Adjusted Consolidated Net Tangible Assets" means the total amount of the Parent Company's assets and those of its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

          (1)   all of the Parent Company's current liabilities and those of its Restricted Subsidiaries (excluding intercompany items); and

          (2)   all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the Parent Company's most recent quarterly or annual consolidated balance sheet and those of its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the trustee pursuant to the "SEC Reports and Reports to Holders" covenant.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agent" means Lehman Commercial Paper Inc.

        "Asset Acquisition" means:

          (1)   an investment by the Parent Company, the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Parent Company, the Company or any Restricted Subsidiary; provided, however, that such Person's primary business is related, ancillary or complementary to the Parent Company's and the Company's businesses and those of the Restricted Subsidiaries on the date of such investment; or

          (2)   an acquisition by the Parent Company, the Company or any Restricted Subsidiary of the property and assets of any Person other than the Parent Company, the Company or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person; provided, however, that the property and assets acquired are related, ancillary or complementary to the Parent Company's and the Company's businesses and those of the Restricted Subsidiaries on the date of such acquisition.

        "Asset Disposition" means the sale or other disposition by the Parent Company, the Company or any Restricted Subsidiary (other than to the Parent Company, the Company or another Restricted Subsidiary) of:

          (1)   all or substantially all of the Capital Stock of any Restricted Subsidiary; or

          (2)   all or substantially all of the assets that constitute a division or line of business of the Company or any of the other Restricted Subsidiaries.

        "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Parent Company, the Company or any Restricted Subsidiary to any Person other than the Company or any of its Restricted Subsidiaries of:

          (1)   all or any of the Capital Stock of any Restricted Subsidiary;

          (2)   all or substantially all of the property and assets of an operating unit or business of the Parent Company, the Company or any Restricted Subsidiary; or

          (3)   any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Parent Company, the Company or any Restricted Subsidiary outside the ordinary course of business of the Parent Company, the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Parent Company or the Company; provided, however that "Asset Sale" shall not include:

            (A)  sales or other dispositions of inventory, receivables and other current assets;

            (B)  sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant;

            (C)  sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $20 million in any transaction or series of related transactions; or

            (D)  sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property, assets or securities of the kind described in clause (1) (B) of the second paragraph of the "Limitation on Asset Sales" covenant.

        "Average Life" means, at any date of determination with respect to any note, the quotient obtained by dividing

          (1)   the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such note and (B) the amount of such principal payment by

          (2)   the sum of all such principal payments.

        "Board of Directors" means the Board of Directors of the Company, the Parent Company or any Subsidiary Guarantor, as applicable.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

        "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

        "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

        "Change of Control" means such time as:

          (1)   (A) the Former Parent Companies as a group cease to have the ability to elect a majority of the members of the Board of Directors of the Parent Company (other than the Parent Company's chief executive officer and independent directors; provided, however, that independent directors shall be included in calculating whether the foregoing majority requirement is satisfied if the directors nominated by the Former Parent Companies do not constitute a majority of the committee that selects the Board of Directors' nominees for independent directors) and (B) a "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Former Parent Companies) has become the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Parent Company's voting stock, on a fully diluted basis;

          (2)   individuals who on February 20, 2004 constitute the Board of Directors of the Parent Company (together with any new directors whose election by such Board of Directors or whose nomination by such Board of Directors for election by the stockholders or members, as the case may be, of the Parent Company was approved by a vote of at least two-thirds of the members of such Board of Directors then in office who either were members of such Board of Directors on February 20, 2004 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; or

          (3)   the Company shall cease to be a Subsidiary of the Parent Company.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

        "Closing Date" means the date on which the notes are originally issued under the indenture.

        "Common Stock" means, with respect to any Person, such Person's equity other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock, including any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) thereof.

        "Consolidated EBITDA" means, for any period and with respect to any Person, Adjusted Consolidated Net Income of such Person for such period:

          (1)   plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

            (A)  Consolidated Interest Expense;

            (B)  income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

            (C)  depreciation expense;

            (D)  amortization expense; and

            (E)  all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP; and

          (2)   solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(C) of the first paragraph of the "Limitation on Restricted Payments" covenant, less (to the extent not otherwise reduced in accordance with GAAP) the aggregate amount of deposits made by such Person and its Restricted Subsidiaries after the Existing High Yield Closing Date in connection with proposed Asset Acquisitions that are forfeited by such Person or any of its Restricted Subsidiaries; provided, however, that if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:

            (A)  the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by;

            (B)  the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by such Person or any of its Restricted Subsidiaries.

        "Consolidated Interest Expense" means, for any period and with respect to any Person, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by such Person or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations, in each case that is paid, accrued or scheduled to be paid or to be accrued by such Person and its Restricted Subsidiaries during such period; excluding, however,

          (1)   in calculating Consolidated EBITDA, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and

          (2)   any premiums, fees and expenses (and any, amortization thereof) payable in connection with the offering of the notes, all as determined on a consolidated basis, (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

        "Consolidated Leverage Ratio" means, on any Transaction Date and with respect to any Person, the ratio of:

          (1)   the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to;

          (2)   the aggregate amount of Consolidated EBITDA for such Person and its Restricted Subsidiaries for the then most recent four fiscal quarters for which such Person's (or, in the case of the Company, the Parent Company's) financial statements have been filed with the SEC or provided to the trustee pursuant to the "SEC Reports and Reports to Holders" covenant (such four fiscal quarter period being the "Four Quarter Period"); provided, that in making the foregoing calculation:

            (A)  pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date;

            (B)  pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

            (C)  pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into such Person or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

        "Credit Agreements" means credit agreements, vendor financings, or similar facilities or other evidences of indebtedness of the Parent Company, the Company and any Restricted Subsidiary for the Incurrence of Indebtedness, including letters of credit and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Discharge of Priority Lien Obligations" means termination of all commitments to extend credit that would constitute Priority Lien Debt, payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (except undrawn letters of credit), discharge or cash collateralization (in compliance with the relevant Priority Lien Documents) of all letters of credit outstanding under any Priority Lien Debt, and payment in full in cash of all other Priority Lien Obligations (except Unasserted Contingent Obligations) that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

          (1)   required to be redeemed prior to the Stated Maturity of the notes;

          (2)   redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

          (3)   convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described above.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Existing High Yield Closing Date" means July 21, 1998.

        "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause (8) of the second paragraph of the "Limitation on Indebtedness" covenant:

          (1)   the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock; and

          (2)   in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company or the Parent Company, as applicable, exceeds $15 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the trustee.

        "Foreign Restricted Subsidiaries" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "Former Parent Companies" means Time Warner Inc., Advance/Newhouse Partnership and the Affiliates of each of the foregoing.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of February 20, 2004, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the notes and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 or Financial Accounting Standards Board Nos. 141 and 142.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (1)   all indebtedness of such Person for borrowed money;

          (2)   all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

          (4)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (5)   all Capitalized Lease Obligations of such Person;

          (6)   all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (7)   all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

          (8)   to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements; and

          (9)   Indebtedness or obligations of a Person for cash management services benefiting such Person.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

            (A)  that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

            (B)  that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest, and

            (C)  that Indebtedness shall not include any liability for federal, state, local or other taxes.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the Parent Company's balance sheet or those of the Company or any Restricted Subsidiary) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

          (1)   the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

          (2)   the fair market value of the Capital Stock (or any other Investment) held by the Parent Company, the Company or any Restricted Subsidiary, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments.

        For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above:

          (1)   "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Parent Company, the Company or any Restricted Subsidiary)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

          (2)   the fair market value of the assets (net of liabilities (other than liabilities to the Parent Company, the Company or any Restricted Subsidiary)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

          (3)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

        "Lenders" means, at any time, the parties to any Credit Agreement then holding or beneficially owning (or committed to provide) bonds, loans, letters of credit or other extensions of credit that constitute (or when provided will constitute) Priority Lien Debt outstanding under such Credit Agreement.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means,

          (1)   with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Parent Company, the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

            (A)  brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

            (B)  provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Parent Company and its Restricted Subsidiaries, taken as a whole,

            (C)  payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale, and

            (D)  appropriate amounts to be provided by the Parent Company, the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

          (2)   with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Parent Company, the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or initial purchasers' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Obligor" means a Person obligated as an issuer or guarantor of the notes.

        "Offer to Purchase" means an offer to purchase notes by the Company from the holders commenced by mailing a notice to the trustee and each holder stating:

          (1)   the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

          (2)   the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (3)   that any note not tendered will continue to accrue interest pursuant to its terms;

          (4)   that, unless the Company defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (5)   that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

          (6)   that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased;

          (7)   that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided, however, that each note purchased and each new note issued shall be in a principal amount of $1,000 or an integral multiple thereof; and

          (8)   in the event of an Offer to Purchase as a result of the occurrence of a Change of Control Triggering Event exclusively, the circumstances and relevant facts regarding such Change of Control Triggering Event, including information with respect to pro forma historical income, cash flow and capitalization, after giving effect to the Change of Control Triggering Event.

        On the Payment Date, the Company shall:

            (A)  accept for payment on a pro rata basis the notes or portions thereof tendered pursuant to an Offer to Purchase;

            (B)  deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

            (C)  deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by the Company.

        The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided, however, that each note purchased and each new note issued shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase notes pursuant to an Offer to Purchase.

        "Permitted Investment" means:

          (1)   an Investment in the Parent Company, the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to the Parent Company, the Company, or a Restricted Subsidiary; provided, however, that such Person's primary business is related, ancillary or complementary to the businesses of the Parent Company, the Company and the Restricted Subsidiaries on the date of such Investment;

          (2)   Temporary Cash Investments;

          (3)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (4)   stock, obligations or securities received in settlement of Indebtedness Incurred in the ordinary course of business, upon foreclosure of a Lien created in the ordinary course of business or in satisfaction of judgments, including in connection with a bankruptcy proceeding;

          (5)   Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (6)   Interest Rate Agreements and Currency Agreements designed solely to protect the Parent Company, the Company or any Restricted Subsidiary against fluctuations in interest rates or foreign currency exchange rates;

          (7)   loans or advances to the Parent Company's or the Company's officers or employees or those of any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding; and

          (8)   Investments in any Person that is engaged in the telecommunications business and that is not the Parent Company's or the Company's Affiliate or a Related Person.

        "Permitted Liens" means

          (1)   Liens to secure Indebtedness permitted under clauses (1) and (11) of the second paragraph of the "Limitations on Indebtedness" covenant;

          (2)   Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (3)   statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (4)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (5)   Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (6)   easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the business of the Parent Company, the Company and the Restricted Subsidiaries, taken as a whole;

          (7)   Liens (including extensions and renewals thereof) upon real or personal property acquired after February 20, 2004, provided, however, that

            (A)  such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with the "Limitation on Indebtedness" covenant described above, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

            (B)  the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and

            (C)  any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

          (8)   leases or subleases granted to others that do not materially interfere with the business of the Parent Company, the Company and the Restricted Subsidiaries, taken as a whole;

          (9)   Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Parent Company, the Company or the Restricted Subsidiaries relating to such property or assets;

          (10) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

          (11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (12) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of the Parent Company, the Company or any Restricted Subsidiary other than the property or assets acquired;

          (13) Liens in favor of the Parent Company, the Company or any Restricted Subsidiary;

          (14) Liens arising from the rendering of a final judgment or order against the Parent Company, the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

          (15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (16) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Parent Company, the Company or any Restricted Subsidiary from fluctuations in interest rates or foreign currency exchange rates;

          (18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Company, the Company or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of the Parent Company, the Company or such Restricted Subsidiary, as applicable, prior to February 20, 2004;

          (19) Liens on or sales of receivables;

          (20) Liens created for the benefit of, or to secure, the Company's second priority senior secured floating rate notes due 2011 or the 2014 notes or the Parent Guarantee or the Subsidiary Guarantee, in each case, with respect to the second priority senior secured floating rate notes due 2011 or the 2014 notes (including Liens resulting from the defeasance of the obligations of the Obligors with respect to either such notes);

          (21) Liens that secure Indebtedness with an aggregate principal amount not in excess of $10 million at any time outstanding;

          (22) Liens existing on February 20, 2004;

          (23) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant; provided, however, that such Liens do not extend to or cover any property or assets of the Parent Company, the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

          (24) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; and

          (25) Liens on any assets of the Parent Company, the Company or any Restricted Subsidiary provided that effective provision shall have been made for all the 2014 notes and all other amounts due under the 2014 indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the 2014 notes, prior to) the obligation or liability secured by such Liens.

        "Person" means, an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Preferred Stock" means, with respect to any Person, Capital Stock issued by such Person that is entitled to preference or priority over one or more series or classes of other Capital Stock issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

        "Priority Lien" means, to the extent securing Priority Lien Obligations, a Lien granted to any holder, or representative of holders, of Priority Lien Obligations as security for Priority Lien Obligations.

        "Priority Lien Agent" means the Agent or, after all Credit Agreements and all commitments to extend credit thereunder have been terminated, all letters of credit (if any) issued under the Credit Agreements have been discharged or cash collateralized in accordance with the terms thereof, and all Priority Lien Obligations (except Unasserted Contingent Obligations) outstanding under all Credit Agreements have been paid in full in cash, a single representative of all holders of Priority Liens most recently designated by the Company in an Officer's Certificate delivered to the trustee or the successor of such representative in its capacity as such.

        "Priority Lien Debt" means Indebtedness under clauses (1) and (11) of the second paragraph of the "Limitations on Indebtedness" covenant.

        "Priority Lien Documents" means the documentation relating to any Priority Lien Debt including, without limitation, all Credit Agreements, the Priority Lien Security Documents and all other agreements governing, securing or relating to any Priority Lien Obligations.

        "Priority Lien Obligations" means the Priority Lien Debt and all other Obligations of the Company, the Parent Company or any Subsidiary Guarantor under the Priority Lien Documents.

        "Priority Lien Security Documents" means one or more security agreements, pledge agreements, collateral assignment, mortgages, deed of trust or other grants or transfers for security executed and delivered by the Company, the Parent Company or any Subsidiary Guarantor creating a Lien upon property owned or to be acquired by the Company, the Parent Company or such Subsidiary Guarantor in favor of any holder or holders of Priority Lien Debt, or any trustee, agent or representative acting for any such holders, as security for any Priority Lien Obligations.

        "Rating Categories" means:

          (a)   with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

          (b)   with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

          (c)   the equivalent of any such category of S&P or Moody's used by another Rating Agency.

        In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

        "Rating Decline" means (i) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the notes by both Moody's and S&P or (ii) a withdrawal of the rating of the notes by Moody's and S&P, in each case, directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 45 days following, the date of public notice of the occurrence of a Change of Control or of the intention by the Company, the Parent Company or a stockholder of the Company or the Parent Company, as applicable, to effect a Change of Control, which period shall be extended so long as the rating of the notes relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency.

        "Related Person" means, as applied to any Person, any other Person directly or indirectly owning

          (1)   10% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person) or

          (2)   10% or more of the combined outstanding voting power of the voting stock of such Person, and all Affiliates of any such other Person.

        "Restricted Subsidiary" means any of the Parent Company's or the Company's Subsidiaries other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

          (1)   for the Parent Company's most recent fiscal year, accounted for more than 10% of the consolidated revenue of the Parent Company and its Restricted Subsidiaries; or

          (2)   as of the end of such fiscal year, was the owner of more than 10% of the Parent Company's consolidated assets and those of its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Parent Company for such fiscal year.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

        "Stated Maturity" means,

          (1)   with respect to the notes, the date specified in such notes as the fixed date on which the final installment of principal of such notes is due and payable; and

          (2)   with respect to any scheduled installment of principal of or interest on any notes, the date specified in such notes as the fixed date on which such installment is due and payable.

        "Strategic Subordinated Indebtedness" means the Parent Company's or the Company's Indebtedness Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by the Parent Company, the Company or any Restricted Subsidiary, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred:

          (1)   is expressly made subordinate in right of payment to the Parent Guarantee or the notes, as applicable; and

          (2)   in the case of Indebtedness incurred by the Company, provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the notes; provided, however, that such Indebtedness may provide for and be repaid at any time from the proceeds of the sale of the Parent Company's or the Company's Capital Stock (other than Disqualified Stock) or other of the Parent Company's or the Company's Indebtedness which by its terms, or by the terms of any agreement or instrument pursuant to which such other Indebtedness is Incurred, meets clauses (1) and (2) above after the Incurrence of such Indebtedness.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding voting stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person.

        "Subsidiary Guarantee" means a Guarantee on the terms set forth in the indenture by a Subsidiary Guarantor of the Company's obligations under the notes.

        "Subsidiary Guarantor" means each Domestic Restricted Subsidiary (other than the Company) and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under

"—Certain Covenants—Future Subsidiary Guarantors"; provided, however, that the following Subsidiaries shall not be Subsidiary Guarantors:

          (1)   Subsidiaries, whether now existing or hereafter formed, for which proper regulatory approvals for the incurrence of obligations under the related Subsidiary Guarantees has not been or cannot be obtained;

          (2)   Subsidiaries, in the aggregate, whose assets are less than 5% of the consolidated assets of the Parent Company and its consolidated Subsidiaries (including the Company) as shown on the most recent consolidated financial statements of the Parent Company; and

          (3)   Subsidiaries whose capital stock or substantially all of whose assets have been permissively disposed of under the terms of the Priority Lien Documents.

        "Temporary Cash Investment" means any of the following:

          (1)   direct obligations of the United States of America or any agency thereof or obligations fully, and unconditionally guaranteed by the United States of America or any agency thereof;

          (2)   time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

          (3)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4)   commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than the Parent Company's Affiliate) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (5)   securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

          (6)   corporate debt securities with maturities of eighteen months or less from the date of acquisition and with a rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-" (or higher) according to S&P;

          (7)   securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of not less than $500 million; and

          (8)   money market funds sponsored by a registered broker dealer or mutual fund distributor at least 95% of the assets of which are invested in the foregoing.

        "Trade Payables" means, with respect to any Person, any Accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Parent Company or the Company, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

        "Unasserted Contingent Obligations" means, at any time, obligations for taxes, costs, indemnifications, reimbursements, damages or other liabilities (except (i) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness and (ii) contingent obligations to reimburse the issuer of an outstanding letter of credit for amounts that may be drawn or paid thereunder) in respect of which no claim or demand for payment has been made at such time.

        "Unrestricted Subsidiary" means

          (1)   any Subsidiary of the Company or the Parent Company (other than a Subsidiary that is the Company) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or the Parent Company, as applicable, in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company or the Parent Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary but excluding, in the case of any such designation by the Parent Company, the Company) of the Company or the Parent Company, as applicable, to be an Unrestricted Subsidiary unless such Subsidiary owns any of the Capital Stock of the Company or the Parent Company, as applicable, or owns or holds any Lien on any property of the Company or the Parent Company, as applicable, or any Restricted Subsidiary of the Company or the Parent Company, as applicable; provided, however, that

            (A)  any Guarantee by the Company or the Parent Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company, the Parent Company or such Restricted Subsidiary at the time of such designation;

            (B)  either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant; and

            (C)  if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants.

        The Board of Directors of the Company or the Parent Company may designate any Unrestricted Subsidiary of the Company or the Parent Company, as applicable, to be a Restricted Subsidiary; provided, however, that

            (i)    no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

            (ii)   all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which it is full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of such U.S. Government Obligation or the specific payment of interest on or principal of such U.S. Government Obligation evidenced by such depository receipt.

        "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person or any combination thereof.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following description of certain indebtedness we have does not purport to be complete and is qualified in its entirety by reference to the provisions of the various agreements and indentures related thereto, copies of which have been filed with the Commission and to which reference is hereby made.

Senior Secured Revolving Credit Facility

        On February 20, 2004, the Company entered into a senior secured revolving credit facility with a syndicate of lenders, including affiliates of each of the initial purchasers, for which Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc. acted as joint-lead arrangers and joint bookrunners. The following is a summary of certain of the provisions of the revolving credit facility. As a summary it does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the revolving credit facility.

        The credit facility provides that all loans made under the credit facility are due on the fifth anniversary of the credit facility, except that, if the 9 3/4% senior notes due July 15, 2008 remain outstanding on April 14, 2008, the loans under the credit facility will instead be due on April 14, 2008. The Company is the borrower under the credit facility, and the Company's obligations under the credit facility are guaranteed by all of the Parent Company's and the Company's direct and indirect domestic subsidiaries, including future subsidiaries but excluding subsidiaries that together have assets totaling less than 5% of the Parent Company's consolidated assets. The Company's obligations under the credit facility are also secured by perfected first priority security interests in substantially all (subject to exceptions) of the Parent Company's, the Company's and such subsidiaries' tangible and intangible assets and by a pledge by the Parent Company of the Company's capital stock and by a pledge of equity interests of each of the domestic subsidiaries (with exceptions for subsidiaries for which regulatory approval is not obtained and the 5% limitation described above). Loans under the credit facility will be available for general corporate purposes. As of the date of this prospectus, the Company does not have any outstanding borrowings under the credit facility.

        The credit facility contains customary representations and warranties and affirmative and negative covenants. Some financial covenants will generally become effective only upon the initial drawing under the credit facility, such as a minimum interest coverage ratio, a maximum total net debt leverage ratio, a maximum first lien secured net debt leverage ratio and a maximum annual capital expenditure limit. Furthermore, the credit facility contains restrictions on the ability of the Parent Company, the Company and our subsidiaries to, among other things:

  •
  dispose of assets;

  •
  incur additional indebtedness;

  •
  incur guaranty obligations;

  •
  pay dividends;

  •
  make capital distributions;

  •
  create liens on assets;

  •
  make investments or capital expenditures;

  •
  make acquisitions;

  •
  engage in sale-leaseback transactions;

  •
  engage in mergers or consolidations, liquidations and dissolutions; and

  •
  engage in certain transactions with affiliates.

        In addition, the credit facility contains customary events of default, including:

  •
  nonpayment of principal when due;

  •
  nonpayment of interest, fees or other amounts after a grace period to be agreed upon;

  •
  inaccuracy of representations and warranties;

  •
  violation of covenants, subject to negotiated grace periods;

  •
  certain bankruptcy events and cross-defaults to other indebtedness (including the new notes) relating to the Parent Company, the Company and their material subsidiaries;

  •
  change of control events comparable to those applicable to the new notes; and

  •
  material judgments, termination of certain agreements, and certain ERISA-related events.

        The Parent Company and the Company agreed to indemnify the lenders under the credit agreement against certain losses. The first priority security interests securing the Company's obligations under the credit facility are senior to the security interests securing the Company's obligations under the second priority senior secured floating rate notes due 2011.

10 1/8% Senior Notes

        The Parent Company has outstanding $400 million in aggregate principal amount of 10 1/8% senior notes due February 1, 2011. For purposes of this section only, "obligor" refers to the Parent Company.

        The 10 1/8% senior notes are unsecured unsubordinated obligations ranking equally in right of payment with all existing and future unsubordinated indebtedness and are senior in right of payment to all subordinated indebtedness of the obligor. Interest on the 10 1/8% senior notes accrues at the rate of 10 1/8% per annum payable semi-annually on February 1 and August 1. The 10 1/8% senior notes will be subject to redemption at the option of the obligor, in whole or in part, at any time on or after July 15, 2006, initially at 105.063% of their principal amount and declining to 100% of their principal amount at maturity on or after July 15, 2009, plus accrued and unpaid interest, if any, to the applicable redemption date. Upon the occurrence of a change of control as defined in the indenture for the 10 1/8% senior notes, the obligor must commence an offer to purchase the 10 1/8% senior notes then outstanding at a purchase price of 101% of their principal amount; provided that the obligor is not required to commence an offer to purchase if, at any time within 30 days of the later of the occurrence of the change of control and the end of the change of control period, the 10 1/8% senior notes are rated investment grade (as defined in the indenture).

        The indenture limits, and in some circumstances prohibits, the ability of the Parent Company and its restricted subsidiaries to:

  •
  incur additional debt;

  •
  pay dividends;

  •
  make investments or other restricted payments;

  •
  engage in sale-leaseback transactions;

  •
  engage in transactions with stockholders and affiliates;

  •
  guarantee debts;

  •
  create liens;

  •
  sell assets;

  •
  issue or sell capital stock of restricted subsidiaries; and

  •
  engage in a merger, sale or consolidation.

        The indenture also provides for the repayment of subordinated debt prior to maturity with the net proceeds of any offering of common stock or equivalent interests of the Parent Company.

        The events of default under the 10 1/8% senior notes indenture include the following:

  •
  failure to pay interest upon any note when it becomes due and payable, and such default continues for a period of 30 days;

  •
  failure to pay the principal of (or premium, if any, on) any note at its maturity;

  •
  failure to pay the redemption price or the repurchase price when and as due;

  •
  failure to perform any covenant or agreement in the 10 1/8% senior notes or the indenture which continues for 30 days after written notice;

  •
  failure to perform under the provisions of the indenture applicable to mergers, consolidations and transfers of assets or the provisions applicable to changes of control;

  •
  certain defaults under any mortgage, indenture or instrument of indebtedness of the Parent Company or any of its significant subsidiaries (or the payment of which is guaranteed by the Parent Company or any of its significant subsidiaries);

  •
  imposition of certain judgments or decrees against the Parent Company or any significant subsidiary; and

  •
  certain events of bankruptcy, insolvency or reorganization of the Parent Company or a significant subsidiary.

9 3/4% Senior Notes

        The Parent Company has outstanding $200 million in aggregate principal amount of 9 3/4% senior notes due July 15, 2008. The 9 3/4% senior notes are unsecured unsubordinated obligations ranking equally in right of payment with all existing and future unsubordinated indebtedness and senior in right of payment to all subordinated indebtedness of the Parent Company. Interest on the 9 3/4% senior notes accrues at the rate of 9 3/4% per annum payable semi-annually on January 15 and July 15. The 9 3/4% senior notes are subject to redemption at the option of the Parent Company, in whole or in part, currently at 103.25% of their principal amount and declining to 100% of their principal amount on or after July 15, 2006, plus accrued and unpaid interest, if any, to the applicable redemption date. Upon the occurrence of a change of control as defined in the indenture for the 9 3/4% senior notes, the Parent Company must commence an offer to purchase the 9 3/4% senior notes then outstanding at a purchase price of 101% of their principal amount plus accrued interest (if any) to the payment date; provided that the Parent Company is not required to commence an offer to purchase if, at any time within 30 days of the later of the occurrence of the change of control and the end of the change of control period, the 9 3/4% senior notes are rated investment grade (as defined in the indenture).

        The indenture limits, and in some circumstances prohibits, the ability of the Parent Company and its restricted subsidiaries to:

  •
  incur additional debt;

  •
  pay dividends;

  •
  make investments or other restricted payments;

  •
  engage in sale-leaseback transactions;

  •
  engage in transactions with stockholders and affiliates;

  •
  guarantee debt;

  •
  create liens;

  •
  sell assets;

  •
  issue or sell capital stock of restricted subsidiaries; and

  •
  engage in a merger, sale or consolidation.

        The indenture also provides for the repayment of subordinated debt prior to maturity with the net proceeds of any offering of common stock or equivalent interests of the Parent Company.

        The events of default under the 9 3/4% senior notes indenture include the following:

  •
  failure to pay interest upon any note when it becomes due and payable, and such default continues for a period of 30 days;

  •
  failure to pay the principal of (or premium, if any, on) any note at its maturity;

  •
  failure to pay the redemption price or the repurchase price when and as due;

  •
  failure to perform any covenant or agreement in the 9 3/4% senior notes or the indenture which continues for 30 days after written notice;

  •
  failure to perform under the provisions of the indenture applicable to mergers, considerations and transfers of assets or the provisions applicable to changes of control;

  •
  certain defaults under any mortgage, indenture or instrument of indebtedness of the Parent Company or any of its significant subsidiaries (or the payment of which is guaranteed by the Parent Company or any of its significant subsidiaries);

  •
  imposition of certain judgments or decrees against the Parent Company or any significant subsidiary; and

  •
  certain events of bankruptcy, insolvency or reorganization of the Parent Company or a significant subsidiary.

        In March 2005, we redeemed $200 million of the 9 3/4% senior notes.

Second Priority Senior Secured Floating Rate Notes

        The Company has outstanding $240 million in aggregate principal amount of second priority senior secured floating rate notes due February 15, 2011. The second priority senior secured floating rate notes are secured by a second priority lien on the same collateral securing the Company's senior secured revolving credit facility. The notes are guaranteed on a senior secured basis by the Parent Company and certain of its and the Company's subsidiaries subject to certain limits. Interest is computed based on a specified LIBOR rate plus 4.0% and will be reset and payable quarterly. The Company may redeem all or a part of the notes at any time on or after February 15, 2006, initially at 102% of their principal amount and declining to 100% of their principal amount on or after February 15, 2008, plus accrued and unpaid interest, if any, and liquidated damages, if any, to the applicable redemption date. Before February 15, 2006, the Company may redeem up to 35% of the aggregate principal amount of the notes at 100% of the principal amount plus a premium equal to the interest rate per annum on the notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest, if any, and liquidated damages, if any, to the redemption date, with the net proceeds of one or more equity offerings by the Parent Company; provided that at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption. Upon the occurrence of a "change of control triggering event," as defined in the indenture for the notes, the Company must commence an offer to purchase the notes then outstanding at a purchase price of 101% of their principal amount plus any accrued and unpaid interest to the date of repurchase. The definition of "change of control triggering event" under the senior secured floating rate notes is the same as the definition of Change of Control Triggering Event under the notes offered hereby. See "Description of Notes—Repurchase of Notes upon a Change of Control."

        The indenture for the second priority senior secured floating rate notes limits, and in some circumstances prohibits, the ability of the Company, the Parent Company and its restricted subsidiaries to:

  •
  incur additional debt;

  •
  pay dividends;

  •
  make investments or other restricted payments;

  •
  engage in sale-leaseback transactions;

  •
  engage in transactions with stockholders and affiliates;

  •
  guarantee debt;

  •
  create liens;

  •
  sell assets;

  •
  issue or sell capital stock of restricted subsidiaries; and

  •
  engage in a merger, sale or consolidation.

        The indenture also provides for the repayment of subordinated debt prior to maturity with the net proceeds of any offering of common stock or equivalent interests of the Company or the Parent Company.

        The events of default under the indenture for the second priority senior secured floating rate notes include the following:

  •
  failure to pay interest upon any note when it becomes due and payable, and such default continues for a period of 30 days;

  •
  failure to pay the principal of (or premium, if any, on) any note at its maturity;

  •
  failure to pay the redemption price or repurchase price when and as due;

  •
  failure to perform any covenant or agreement in the second priority senior secured floating rate notes or the indenture which continues for 30 days after written notice;

  •
  failure to perform under the provisions of the indenture applicable to mergers, consolidations and transfers of assets or the provisions applicable to changes of control;

  •
  certain defaults under any mortgage, indenture or instrument of indebtedness of the Parent Company, the Company or any of their significant subsidiaries (or the payment of which is guaranteed by the Parent Company, the Company or any of their significant subsidiaries);

  •
  imposition of certain judgments or decrees against the Parent Company, the Company or any significant subsidiary;

  •
  certain events of bankruptcy, insolvency or reorganization of the Parent Company, the Company or a significant subsidiary;

  •
  the subsidiary guarantees or the parent guarantee cease to be in full force and effect or a subsidiary guarantor or the parent guarantor denies or disaffirms its obligations under a guarantee; and

  •
  certain defaults by the Parent Company, the Company or a significant subsidiary in the performance of security documents which adversely affect the liens securing, or the value of the collateral securing, the notes.

DESCRIPTION OF CAPITAL STOCK

        The capital stock of Time Warner Telecom Holdings Inc. consists of 200 shares of common stock, with no par value. Holders of the common stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the common stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights, nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by Time Warner Telecom Holdings Inc. There are 100 shares of common stock issued and outstanding, and all shares are held by Time Warner Telecom Inc.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of certain material U.S. federal income tax considerations relating to the exchange of old notes issued on February 9, 2005 for new notes and the purchase, ownership and disposition of the new notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, administrative rulings and judicial authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. For purposes of this discussion, "U.S. Holder" means (i) individual citizens or residents of the U.S., (ii) corporations (or any entities treated as corporations for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) estates, the income of which is subject to U.S. federal income taxation regardless of the source of such income or (iv) trusts, the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons with authority to control all substantial decisions or trusts that have a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person ("U.S. Holders"). A "Non-U.S. Holder" is a beneficial owner of an old note or a new note that is, for U.S. federal income tax purposes, a nonresident alien individual, or a corporation, estate or trust that is not a U.S. Holder. Non-U.S. Holders are subject to special U.S. federal income tax considerations, some of which are discussed below.

        This discussion applies only to beneficial owners that hold the old notes and that will hold the new notes as "capital assets" (within the meaning of Section 1221 of the Code). This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, such as banks or other financial institutions, holders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens and residents of the United States, foreign persons or entities (except to the extent specifically set forth below), dealers in securities, commodities or currencies, U.S. Holders whose "functional currency" is not the U.S. dollar, persons that will hold the notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes under the constructive sale provisions of the Code. We have not sought a ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will not challenge, or successfully asset a contrary position to, one or more of the tax consequences described herein. This discussion does not consider the effect of any foreign, state, local or other tax laws or any U.S. federal tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders.

        If a partnership (including for this purpose any entity, foreign or domestic, classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of the new notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of the new notes that is a partnership, and the partners in such partnership, should consult their individual tax advisors regarding the federal, state, local and foreign tax consequences of the exchange of old notes for new notes and the purchase, ownership and disposition of the new notes.

        INVESTORS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES OR THE PURCHASE OF NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

Exchange of Notes

        A U.S. Holder's receipt of a new note in exchange for an old note pursuant to the exchange offer will not result in a taxable exchange to us or the U.S. Holder. Accordingly: (i) no gain or loss will be recognized by the U.S. Holder upon receipt of the new note; (ii) the holding period of the new note will include the holding period of the old note exchanged therefor; and (iii) the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note exchanged therefor at the time of the exchange.

Taxation of Interest

        Stated interest paid on the new notes generally will be included in a U.S. Holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Market Discount

        If a U.S. Holder purchases a new note (or, in the case of a new note acquired in exchange for an old note, purchased the old note) at a price that is less than its principal amount, the excess of the principal amount over the U.S. Holder's purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. Holder purchased the new note or old note, as the case may be.

        Under the market discount rules of the Code, a U.S. Holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a new note (or the old note) as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the U.S. Holder may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the new note (or, in the case of a new note acquired in exchange for an old note, the old note). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the new note (or old note for which the new note was exchanged, as the case may be) to the maturity date of the new note, unless the U.S. Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. Holder of a new note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. U.S. Holders should consult their own tax advisors before making this election.

Amortizable Bond Premium

        A U.S. Holder that purchases a new note (or, in the case of a new note acquired in exchange for an old note, purchased the old note) for an amount in excess of the principal amount will be considered to have purchased the new note (or old note) at a "premium" equal in amount to such excess (excluding amounts attributable to accrued interest). A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the new note (or old note) is purchased at a time when the new note (or old note) may be optionally redeemed by us for an amount in excess of its principal amount, special rules apply that could result in a deferral of the amortization of the bond premium until later in the term of the new note. The amortized amount in any year will be treated as a reduction of the U.S. Holder's interest income from the new note (or old note). Bond premium on a new note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the new note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors before making this election.

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes

        Upon the sale, exchange, redemption or other disposition of a new note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption or other taxable disposition (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount will be tax-free) and (ii) such holder's adjusted tax basis in the new note. A U.S. Holder's adjusted tax basis in a new note generally will equal the cost of the new note to such holder (or, in the case of a new note acquired in exchange for an old note, the tax basis of such old note, as discussed above under the caption "—Exchange of Notes"), increased, if applicable, by any market discount previously included in the U.S. Holder's gross income and decreased, if applicable, by any amortized bond premium. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the new note is more than one year at the time of sale, exchange, redemption or other taxable disposition. Long-term capital gains recognized by individual U.S. Holders are generally taxed at favorable rates relative to the rates imposed on ordinary income. Short-term capital gains (capital gains other than long-term capital gains) recognized by non-corporate taxpayers and generally all capital gains recognized by corporate taxpayers are taxable at the same tax rates as are imposed on ordinary income. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder.

Taxation of Interest

        In general, subject to the discussion below concerning backup withholding, payments of interest on the new notes by us or any paying agent to a beneficial owner of a new note that is a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code, (iii) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) such Non-U.S. Holder certifies, under penalties of perjury, that such holder is not a U.S. person and certain other requirements are met.

        Interest on the new notes not excluded from U.S. federal withholding tax as described above generally will be subject to U.S. federal withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax.

        To satisfy the certification requirements referred to in (iv) above, the Code and the Treasury Regulations thereunder require that either (i) the beneficial owner of a new note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the new note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a new note certifies on IRS Form W-8BEN (or suitable successor or substitute form), under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address or any Financial Institution holding the new note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

        If a Non-U.S. Holder of a new note is engaged in a trade or business in the U.S. and if interest on the new note is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder must provide us with a properly executed IRS Form W-8ECI (or suitable successor or substitute form) in order to claim an exemption from any applicable withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, Exchange or Other Disposition of the Notes

        Subject to the discussion below concerning backup withholding, generally a Non-U.S. Holder of a new note will not be subject to U.S. federal income tax or withholding tax on gains realized on the sale, exchange or other disposition of such new note unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain other conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, or (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates.

Backup Withholding and Information Reporting

  U.S. Holders

        When required, we or our paying agent will report to the holders of the new notes and the IRS amounts paid on or with respect to the new notes during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on payments made on the new notes and proceeds from the sale of the new notes at the applicable rate (which is currently 28%) if the U.S. Holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholdings as a result of the failure to properly report payments of interest or dividends or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

  Non-U.S. Holders

        We or our paying agent will report to the IRS and to each Non-U.S. Holder the amount of any amount paid with respect to the new notes in each calendar year, and the amount of tax withheld, if any, with respect to these payments. Non-U.S. Holders who have provided the forms and certification mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent have actual knowledge or reason to know that any information in those forms and certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale of a new note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, or (d) a foreign partnership with specified connections to the United States.

        Payment of the proceeds from a sale of a new note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder of beneficial owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder's U.S. federal income tax liability, if any, and may entitle the holder to a credit or refund, provided the required information is timely furnished to the IRS.

        THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE FOR ANY PARTICULAR HOLDER. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES AND OF PURCHASING, HOLDING AND DISPOSING OF THE NEW NOTES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING OR DISPOSING OF OUR NEW NOTES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 8, 2005, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by any broker-dealer. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the following manners:

  (1)
  in the over-the-counter market;

  (2)
  in negotiated transactions;

  (3)
  through the writing of options on the new notes;

  (4)
  through a combination of such methods of resale.

The sales may be at any of the following prices:

  (1)
  market prices prevailing at the time of resale;

  (2)
  prices related to such prevailing market prices;

  (3)
  negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

        Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the registered holders of the old notes) other than commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

        We have not entered into any arrangements or understandings with any person to distribute the new notes to be received in this exchange offer.

        There is no existing market for the new notes and although the new notes will be traded in the over-the-counter market, there can be no assurance as to the liquidity of any market that may develop for the new notes, the ability of the holders of the new notes to sell their new notes or the price at which holders would be able to sell their new notes. Future trading prices of the new notes will depend on many factors, including, among other things:

  (1)
  prevailing interest rates;

  (2)
  our operating results;

  (3)
  the market for similar securities.

        The initial purchasers of the old notes have advised us that they are making a market in the old notes, and intend to make a market in the new notes, subject to the limits imposed by the Securities Act and the Exchange Act; however, they are not obligated to do so, and may discontinue such market-making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the new notes. In addition, such market-making activities may be limited during the exchange offer and the pendency of any shelf registration statement relating to the new notes.

        This prospectus does not constitute an offer to purchase or a solicitation of an offer to sell any of the new notes in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

        Faegre & Benson LLP, Denver, Colorado, will pass upon the validity of the new notes for us.

EXPERTS

        The consolidated financial statements of Time Warner Telecom Inc. appearing in its Annual Report (Form 10-K) for the year ended December 31, 2004, and its management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

EXCHANGE AGENT

        We have appointed Wells Fargo Bank, National Association as exchange agent in connection with the exchange offer. Holders should have letters of transmittal or notices of guaranteed delivery to the exchange agent as follows:

      Wells Fargo Bank, National Association
      Corporate Trust Services N9303-120
      Attention: Jeff Rose
      Sixth Street and Marquette Avenue
      Minneapolis, MN 55479
      Facsimile: (612) 667-9825

Dealer Prospectus Delivery Obligation

        Until August 8, 2005, all dealers that effect transactions in the new notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.